     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2000

                                                            REGISTRATION NO. -
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                              VITECH AMERICA, INC.
             (Exact name of registrant as specified in our charter)

                  FLORIDA                               65-0419086
      (State or other jurisdiction of                (I.R.S. Employer
       incorporation or organization)              identification no.)

                            2190 NORTHWEST 89TH PLACE
                              MIAMI, FLORIDA 33172
                                 (305) 477-1161
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        WILLIAM C. ST. LAURENT, PRESIDENT
                              Vitech America, Inc.
                            2190 Northwest 89th Place
                              Miami, Florida 33172
                                 (305) 477-1161

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

                                 WITH COPIES TO:

        JAMES D. SCHNEIDER, ESQ.                        THOMAS J. POLETTI, ESQ.
        JOEL D. MAYERSOHN, ESQ.                       Kirkpatrick & Lockhart LLP
          Atlas Pearlman, P.A.                9100 Wilshire Blvd., 8th Floor, East Tower
  350 East Las Olas Blvd., Suite 1700                   Beverly Hills, CA 90212
     Fort Lauderdale, Florida 33301                         (310) 285-1629
             (954) 763-1200                           Telecopier: (310) 274-8357
       Telecopier: (954) 766-7800

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

--------------------------------- --------------------- ----------------------- ------------------------- ------------------------
                                                              PROPOSED                 PROPOSED
                                        AMOUNT                 MAXIMUM                  MAXIMUM                 AMOUNT OF
      TITLE OF EACH CLASS OF             TO BE             OFFERING PRICE              AGGREGATE               REGISTRATION
   SECURITIES TO BE REGISTERED        REGISTERED              PER SHARE            OFFERING PRICE(2)               FEE
--------------------------------- --------------------- ----------------------- ------------------------- ------------------------
Common Stock, no par value......   5,079,505 Shs (1)          $5.66 (2)              $28,750,000               $7,590.00
--------------------------------- --------------------- ----------------------- ------------------------- ------------------------
Representative's Warrants (3)...     441,696 Wts.             $ .001 (4)             $       442               $    0.12
--------------------------------- --------------------- ----------------------- ------------------------- ------------------------
Common Stock, no par value......     441,696 Shs (5)(6)       $6.80 (7)              $ 3,003,534 (7)           $       0 (7)
--------------------------------- --------------------- ----------------------- ------------------------- ------------------------
TOTAL...........................   5,521,201                                         $31,753,976               $7,590.12
================================= ===================== ======================= ========================= ========================

(1) Includes up to 662,544 shares which the underwriters have the option to purchase from us to cover over-allotments, if any.

(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based upon the average of the high and low trading prices of the common stock of the Registrant on the Nasdaq National Market on April 28, 2000.

(3)  Issued to the representative of the underwriters.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)  Issuable upon exercise of the representative's warrants.

(6) Pursuant to Rule 416, this registration statement also covers such indeterminable additional shares as may become issuable as a result of anti-dilution adjustment in accordance with the terms of the representative's warrants.

(7) Pursuant to Rule 457(g), no additional registration fee is required for these shares.

                              ---------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

PROSPECTUS

                   SUBJECT TO COMPLETION. DATED MAY  , 2000.

                                           SHARES

                              VITECH AMERICA, INC.

                                  COMMON STOCK

         We are  offering                 shares of our common stock.

         Our common stock is traded on the Nasdaq National Market under the symbol "VTCH". On April 28, 2000, the last sale price of our common stock, as reported by the Nasdaq National Market, was $5.75 per share.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        PER SHARE      TOTAL
                                                        ---------      -----

PUBLIC OFFERING PRICE...............................   $                $

UNDERWRITING DISCOUNTS AND COMMISSIONS..............   $

PROCEEDS, BEFORE EXPENSES, TO VITECH AMERICA,
INC.................................................   $                $



         The underwriters have a 45-day option to purchase up to
additional shares from us to cover over-allotments. The underwriters expect to
deliver the shares on        , 2000.

                          JOSEPH CHARLES & ASSOC., INC.

                THE DATE OF THIS PROSPECTUS IS           , 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               PROSPECTUS SUMMARY

         YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING US, THE SALE OF OUR COMMON STOCK, OUR FINANCIAL STATEMENTS AND NOTES TO THOSE FINANCIAL STATEMENTS THAT APPEAR ELSEWHERE IN THIS PROSPECTUS.

                                  OUR BUSINESS

         We are a leading manufacturer and marketer of computer products, peripherals and software to business, governmental and individual customers in Brazil. Our diversified family of products includes desktop and notebook personal computers, workstations, network servers, networking equipment, peripherals and software. We sell our own branded products and are the exclusive distributor of Gateway computer products in Brazil.

         We provide integrated information technology solutions for our corporate and governmental customers. We recently introduced a group of integrated solutions for specific vertical markets in response to the growing need for client-server distributed computing solutions in Brazil. Our turn-key business solutions include computer and networking hardware, software, Internet connectivity and support services.

         We believe that we are well positioned to capitalize on the opportunities in the Brazilian marketplace based upon our:

         o STRONG BRAND AWARENESS - Our primary brand, Microtec, has existed since 1982 and is one of the most widely recognized and respected brands in technology in Brazil today. We believe our well known brand helps drive demand for our computer products and turn-key information technology solutions. We believe that the strength of the Microtec brand also facilitates the introduction of new products and provides co-branding opportunities with companies such as Gateway.

         o SIGNIFICANT MANAGEMENT EXPERIENCE IN THE BRAZILIAN MARKET - Our management team has substantial experience with prevailing business customs, regional and national tax policies, marketing dynamics and economic conditions in Brazil which we believe provides us with significant competitive advantages.

         o GATEWAY RELATIONSHIP - We enjoy a broad strategic relationship with Gateway Companies, Inc., a leading direct seller of personal computers. Our strategic relationship with Gateway allows us access to a globally recognized brand and provides us with assistance in vendor and supply relationships, purchasing, engineering, brand development, logistics, financing, and strategic development of the Brazilian market.

         o NATIONAL DIRECT DISTRIBUTION NETWORK IN BRAZIL - We strive to attain a direct relationship with the end-users of our products and services through various channels including commissioned network representatives, our own retail stores, focused account teams in government and corporate markets, telemarketing, and Internet commerce. We believe that interfacing directly with end-users promotes customer loyalty and fosters brand awareness. The direct end-user relationships also allow us to maintain, monitor and update database information about our customers and their current and future information technology products and service needs, which can be used to shape future product offerings and support services.

         o SUBSTANTIAL INSTALLED BASE OF BUSINESS AND GOVERNMENTAL CUSTOMERS - For 1999 approximately 70% of our net sales were derived from business and governmental customers. We believe that this customer base affords us additional opportunities to expand sales of our higher margin business system integration solutions.

         With a population of approximately 166 million people and a 1998 gross domestic product of over $744 billion, Brazil is the largest country in Latin America. Demand for personal computers in Brazil has increased significantly over the last seven years, expanding at the average annualized rate of approximately 30% on a unit basis for computers through 1999. In 1999, the Brazilian market for personal computers was estimated to be $2.5 billion, and the broader information technology products and services market was estimated at $12.4 billion.

                                  THE OFFERING

Common stock offered........................................          shares

Common stock outstanding
after the offering..........................................          shares

Use of proceeds.............................................      To repay indebtedness and for general corporate and working capital purposes.

Nasdaq National Market Symbol...............................      "VTCH"


                             ADDITIONAL INFORMATION

         The number of shares of our common stock outstanding after this offering is based on the number of shares of common stock outstanding on March 31, 2000. The number of shares that will be outstanding after this offering excludes:

         o 4,742,127 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2000 at a weighted average price of $17.16 per share;

         o 262,873 shares of common stock available as of March 31, 2000 for future issuance under our 1996 stock option plan;

         o 870,251 shares of common stock issuable upon exercise of warrants outstanding as of March 31, 2000 at a weighted average price of $10.97 per share; and

         o 3,817,864 shares of common stock issuable upon exercise of convertible notes.

         Unless otherwise indicated, this prospectus assumes that the underwriters have not exercised their option to purchase additional shares and also gives effect to a 1-for-10 stock dividend paid in July 1998.

         In this prospectus, the terms "company," "Vitech," "we," "us," and "our" refer to Vitech America, Inc., a Florida corporation, and, unless the context otherwise requires, "common stock" refers to the common stock, no par value, of Vitech America, Inc.

         We own the registration for the trademarks Microtec(TM), Microtec Digital World(TM), Vision(TM), Vision Plus(TM), Mythus(TM), Quest(TM), Spalla(TM), Vesper(TM) and Mr. Micro(TM), which we use in conjunction with the sale of our products and services, and we intend to apply for the registration of other trademarks. All other trade names and trademarks used in this prospectus are the property of their respective owners.

         We were incorporated in Florida in 1993. Our principal executive offices are located at 2190 Northwest 89th Place, Miami, Florida 33172, and our telephone number is (305) 477-1161. Our website address is www.vitech.net. The information on our website is not incorporated by reference into this prospectus.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following tables summarize our financial data. The as adjusted column reflects the sale of shares of our common stock in this offering at an
assumed price of $     per share, after deducting the underwriting discounts and
commissions, the estimated offering expenses payable by us, and the application
of these proceeds, including the repayment of $     of indebtedness.

SUMMARY STATEMENT OF OPERATIONS DATA:

                                                                    YEAR ENDED DECEMBER 31,
                                     ---------------------------------------------------------------------------------------
                                         1995              1996             1997               1998               1999
                                     -------------     -------------    --------------    ---------------    ---------------
Net sales                         $    48,488,996   $    73,321,398  $   117,537,403   $     195,334,579  $     100,423,084
Cost of sales                          39,156,239        53,470,340        76,813,191        115,630,389         59,655,561
Gross profit                            9,332,757        19,851,058        40,724,212         79,704,190         40,767,523
Selling, general and
  administrative expenses               1,234,108         8,083,287        18,167,737         41,586,843         28,496,987
Income from operations                  8,098,649        11,767,771        22,556,475         38,117,347         12,270,536
Interest and financing
  expense, net                            328,278         2,310,704         6,011,396         17,357,001         17,127,358
Other expense (income)                         --                --                --                 --        (2,719,065)
Foreign currency exchange
  losses                                   16,229           547,077         2,665,224          1,603,670         19,009,336
Net income (loss)                       6,904,834         8,230,588        12,792,261         17,862,012       (21,103,093)

Earnings (loss) per common
  share - basic (1)                         $0.78             $0.90             $1.07              $1.36            $(1.42)

Earnings (loss) per common
  share - diluted (1)                       $0.76             $0.85             $1.06              $1.34            $(1.42)

----------------
(1) See note 2 to our consolidated financial statements for a determination of the shares used in computing basic and diluted earnings (loss) per share.

SUMMARY BALANCE SHEET DATA:

                                       DECEMBER 31, 1999
                              ---------------------------------
                                 ACTUAL           AS ADJUSTED
                              --------------     --------------
Current assets             $     93,955,121  $
Working capital                  45,933,686
Total assets                    148,438,177
Long-term liabilities            46,691,710
Total liabilities                94,713,145
Shareholders' equity             53,725,032

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, BASED ON OUR BUSINESS AND THE INDUSTRY IN WHICH WE OPERATE, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. THE OCCURRENCE OF ANY OF THE FOLLOWING RISKS COULD HARM OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT EXHAUSTIVE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY CONSIDER IMMATERIAL, MAY ALSO HARM OUR BUSINESS.

FACTORS RELATING TO US

WE HAVE GONE FROM PROFITABILITY IN 1998 TO A NET LOSS IN 1999 AND THERE IS NO ASSURANCE THAT WE WILL BE PROFITABLE IN THE FUTURE.

         During 1999, we experienced a substantial decrease in net sales from $195.3 million to $100.4 million and a substantial decrease of net income from $17.9 million to a net loss of $21.1 million. These decreases were principally related to the devaluation of the Brazilian currency, the REAL, and the related economic conditions in Brazil. We anticipate a net loss for the quarter ended March 31, 2000 and currently operate in a negative cash flow position. During 1999, we relied and currently we rely upon significant borrowings to finance our working capital requirements. We may operate in a negative cash flow from operations position for the foreseeable future. There are no assurances that we will be profitable or operate in a cash flow positive position.

WE ARE HIGHLY LEVERAGED AND WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL ON ACCEPTABLE TERMS.

         As of March 31, 2000, we had outstanding indebtedness from third party lenders of $______ million, of which $_______ million is convertible into our common stock. $_______ million of our outstanding indebtedness is due on or before May 31, 2001. We will be required to repay this indebtedness, including any unconverted portion, either through internally generated funds or third party financing or through refinancing of the indebtedness with the lenders. Our ability to repay the indebtedness from internally generated funds or through refinancing will depend in part upon our future performance which will be subject to economic, financial, and other factors, many of which are beyond our control. Any ability to access third party financing to repay this indebtedness will also be substantially dependent on conditions in the financial markets which are subject to fluctuations and factors outside of our control. Adequate funds may not be available when needed or may not be available on terms favorable to us. If additional funds are raised by issuing equity securities or related instruments with conversion or warrant features, dilution to our existing shareholders may result. If funding is insufficient, we may be required to delay, reduce the scope of or eliminate some or all of our expansion programs or we may default under our existing indebtedness, any of which would harm our business. The level of our indebtedness affects:

         o  our vulnerability to adverse economic and industry;
         o our ability to obtain additional financing for future working capital expenditures, general corporate and other purposes; and
         o the dedication of a substantial portion of our future cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations and future business opportunities.

WE EXPECT OUR QUARTERLY RESULTS WILL CONTINUE TO FLUCTUATE AND THIS FLUCTUATION COULD CAUSE OUR STOCK PRICE TO DECLINE RESULTING IN INVESTOR LOSSES.

         Our industry generally has been subject to seasonality and to significant quarterly and annual fluctuations in operating results. Our operating results have been subject to such fluctuations. Our quarterly net sales and operating results have varied significantly as a result of, among other things:

         o historical seasonal purchasing patterns and the general economic climate in Brazil;
         o  the volume and timing of orders received during a quarter;
         o  variations in sales mix;
         o  delays in production schedules;
         o  new product developments or introductions;
         o  availability of components;
         o  changes in product mix and pricing; and
         o  product reviews and other media coverage.

         As a result of these and other factors, our operating results could fall below the expectations of securities analysts and investors in future periods. If this happens, the market for our stock would likely decrease. Our common stock has traded from a historical high of $21.25 to a historical low of $4.375. Our historical financial performance is not necessarily a meaningful indicator of future results.

WE MAY NOT BE SUCCESSFUL AS AN INFORMATION TECHNOLOGY SOLUTIONS PROVIDER.

         In 1999 we began to diversify our sales mix by offering technology services and solutions in addition to hardware and software sales. The technology solutions and services business in Brazil is extremely competitive and involves different operating risks than the sale of computer products and peripherals. It is uncertain whether our technology services and solutions business will be able to perform in a way we have anticipated. You should consider our prospects based on the risks, expenses and difficulties frequently encountered in the operation of a new business segment in a rapidly evolving industry characterized by intense competition. If we are not be able to profitably grow this portion of our business our operating results would be affected.

WE DEPEND ON KEY PERSONNEL FOR OUR OPERATIONS AND MAY NOT BE ABLE TO FIND ADDITIONAL PERSONNEL IF NEEDED.

         We are dependent upon the efforts and abilities of senior management, including Georges C. St. Laurent III, Chairman of the Board and Chief Executive Officer, and William C. St. Laurent, President and Chief Operating Officer. The loss or unavailability of the services of these individuals could harm our business. We have obtained key-person life insurance in the amount of $2.0 million on the life of each of Messrs. St. Laurent. In addition, our ability to attract and retain highly skilled personnel is critical to our operations. If we are unable to attract and retain personnel with necessary skills when needed, our business and expansion plans could be materially adversely affected.

WE DEPEND ON OUR TAX-EXEMPT STATUS IN BRAZIL.

         Under Brazilian state law, our operating subsidiary in Brazil, Microtec, is currently exempt from the payment of state import duties, state sales tax, and state services tax through 2005. Additionally, Microtec is exempted from the payment of Brazilian federal income tax through 2007, provided that we meet certain budgeted production goals. The normal rate of federal taxation on a non-exempt basis is 33%. In the event that we are unable to extend this tax-exempt status, our after-tax earnings would decline by the amount of the tax benefit, which may be substantial. In addition, earnings derived from tax exemption benefits cannot be distributed as dividends to the U.S. parent company in U.S. Dollars and are segregated for capital reserves and offsetting accumulated losses in accordance with Brazilian law.

WE DEPEND ON OUR SUPPLIERS FOR QUALITY COMPONENTS FOR OUR MANUFACTURING PROCESS.

         We purchase all of our parts from third party suppliers. Reliance on suppliers involves several risks, including:

         o defective parts which can adversely affect the reliability and reputation of our products;
         o a shortage of components and reduced control over delivery schedules which can adversely affect our manufacturing efficiencies; and
         o increases in component costs which can adversely affect our profitability.

         We have several single-source supplier relationships, either because alternative sources are not available or the relationship is advantageous due to performance or price. If our third party suppliers are unable to provide timely and reliable supply, we could experience manufacturing delays or inefficiencies which may adversely affect our results of operations.

WE DEPEND ON CREDIT SALES AND THERE ARE RISKS ASSOCIATED WITH CUSTOMER LENDING.

         Our customer credit activities expose us to significant risks. At December 31, 1999, our outstanding exposure to customer credit risk was approximately $100.0 million. In 1999, approximately 90% of our net sales were made on credit. Our results of operations would be materially and adversely affected if demand for customer credit falls, if Brazilian Government policies curtail our ability to extend credit or to fund our extensions of credit or if customers fail to timely pay their accounts receivable when due. There can be no assurance that the allowances for doubtful accounts reserved by us will be sufficient to cover actual losses.

WE HAVE ONLY ONE MANUFACTURING FACILITY.

         All of our products are manufactured in our one facility in Brazil. In the event this facility were to experience substantial damage or our operations there were disrupted, we may be required to suspend manufacturing operations or retain third party manufacturers. Any prolonged suspension or disruption of our manufacturing operations could have a material adverse effect on us and our results of operations.

FACTORS RELATING TO OUR INDUSTRY

WE HAVE LOST MONEY IN THE PAST DUE TO THE FLUCTUATION OF THE REAL AND WE ARE NOT HEDGED TO PROTECT OURSELVES FROM FUTURE CURRENCY LOSSES.

         The relationship of the REAL to the value of the U.S. Dollar have affected, and may in the future affect, our financial condition and results of operations. Principally all of our sales and receivables are denominated in the REAL, while our operating results and payables are recorded in U.S. Dollars. The highest hedge coverage we had at any one time had only met 20% of our exposure. Currently, we are not engaged in hedging activities and we are not hedged against currency risks. Any significant devaluation, such as occurred during the first quarter of 1999, of the REAL relative to the U.S. Dollar will have a material adverse effect on our operating results and financial condition.

WE ARE SUBJECT TO ECONOMIC, POLITICAL AND SOCIAL CONDITIONS IN BRAZIL.

         The Brazilian economy has been characterized by high rates of inflation and economic, political and social instability. This has resulted in frequent and occasionally drastic intervention by the Brazilian government. The Brazilian government's actions to address instability and effect other policies have often involved wage and price controls as well as other measures, such as tariffs, exchange controls, freezing bank accounts, imposing capital controls, seizing assets and limiting imports into Brazil. Changes in policy and other political, economic or social developments could have a material adverse effect on us.

CONTINUOUS AND RAPID TECHNOLOGICAL ADVANCES AND EVOLVING INDUSTRY STANDARDS CHARACTERIZE OUR PRODUCTS AND SERVICES.

         In order to remain competitive, we must respond effectively to technological changes by continuing to enhance and improve our existing products and services to incorporate emerging or evolving standards. We must also successfully develop and introduce new products and services that meet customer requirements. We can not assure you that we will successfully develop, market, or support these products and services or that we will respond effectively to technological changes or new product announcements or introductions by others which may adversely affect our financial results. Also, as a result of technological changes, all or a portion of our inventory may be rendered obsolete.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

         The markets in which we compete are highly competitive. We compete with, and will compete with, numerous international, national, and regional companies, many of which have significantly larger operations and greater financial, marketing, human, and other resources than us. Competitors in the computer hardware market include internationally recognized companies such as IBM, Acer, Dell, Hewlett Packard and Compaq. We also compete with other small manufacturers of computer equipment sold on what is known as the "gray market" in Brazil. Gray market manufacturers are able to offer lower prices because of the avoidance of import duties and other taxes, and the avoidance of necessary software licensing fees. Additionally, we compete in the systems integration market with internationally recognized systems integrators such as IBM, EDS and Unisys. We may not successfully compete in any market in which we conduct or may conduct operations.

FACTORS RELATING TO THE OFFERING

A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK WILL BE ELIGIBLE FOR SALE IN THE NEAR FUTURE, WHICH COULD CAUSE THE MARKET PRICE FOR OUR COMMON STOCK TO DECLINE.

         Sales of substantial amounts of our common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements under which the beneficial holders of ___________ of our outstanding shares of common stock will agree not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this prospectus without the prior written consent of Joseph Charles and Assoc., Inc. However Joseph Charles and Assoc., Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition to the adverse effect a price decline could have on holders of our common stock, a decline would likely impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. As of the date of this prospectus, there were ________ shares of our common stock outstanding that will not be sold in this offering and are not subject to lock-up but which will be eligible for sale into the public market under Rule 144. We have issued and outstanding options and warrants to purchase an aggregate of 5,612,378 shares of our common stock at exercise prices between $6.50 and $22.73 per share. The existence of such options and warrants may adversely affect the terms under which we could obtain additional equity capital and adversely affect the market price of our common stock. Additionally, we have 3,817,864 shares of our common stock that may be issued pursuant to the conversion of certain convertible notes. Upon their conversion, 954,091 of the shares will be eligible for immediate resale pursuant to a resale registration statement filed by us.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION AS A RESULT OF OUR STOCK PRICE VOLATILITY.

         Securities class action litigation is often brought against a company following a decline in the market price of its securities. This risk is especially acute for us because companies in our industry have experienced greater than average stock price volatility in recent years and, as a result, have generally been subject to a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, and could seriously harm our business. Also, while we are a U.S. corporation with executive offices in Florida, our principal operations are conducted by our Brazilian subsidiary. For the foreseeable future, a substantial portion of our assets will be held or used outside the U.S. Consequently, enforcement by investors of civil liabilities under the federal securities laws may be adversely affected.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE.

         The market for securities of companies in our industry historically has been more volatile than the market for stocks in general. Within the last 15 months, the price of our stock has fluctuated between $4.375 and $12.875. The price of our common stock may be subject to wide fluctuations in response to:

         o  quarter-to-quarter variations in operating results;
         o  vendor additions or cancellations;
         o  creation or elimination of funding opportunities;
         o favorable or unfavorable coverage of us or our officers by the press; and
         o  the availability of new products, technology, or services.

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING.

         We presently intend to use the net proceeds of this offering for the purposes set forth in "Use of Proceeds". Investors will be relying upon the discretion and judgment of our management with respect to the application and allocation of the net proceeds of this offering.

WE ARE CONTROLLED BY OUR PRINCIPAL SHAREHOLDERS.

         Immediately following the offering, our principal shareholders together will beneficially own approximately % of the outstanding shares of our common stock. Accordingly, our principal shareholders are able to elect the entire Board of Directors and control the outcome of all matters submitted to a vote of our shareholders. Pursuant to our agreement, Gateway may acquire control of us through an option they have to enter into a merger agreement with us which expires on September 16, 2001. If Gateway exercises their option they will be able to elect our entire Board of Directors and control the outcome of all matters submitted to a vote of our shareholders.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         We have made forward-looking statements in this prospectus, including under the sections "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Business" and elsewhere in this prospectus, that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, this offering, the effects of future regulation and the effects of competition. Forward-looking statements include all statements that are not historical facts and, in some cases, can be identified by the use of forward-looking terminology such as the words "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

         Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

         You should understand that many important factors, in addition to those discussed elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward looking statements. These factors include our competitive environment, economic and other conditions in the markets in which we operate, relationships with third-party suppliers, performance of our services and continuation of relationships with third parties.

                                 USE OF PROCEEDS

         The net proceeds from the sale of        shares of our common stock,
after deducting our estimated offering expenses and underwriting discounts, are
estimated to be approximately $         , assuming an offering price of $
per share or $ if the underwriters' over-allotment option is exercised in full.

         We intend to use a portion of the net proceeds to repay indebtedness. As of December 31, 1999, we had outstanding approximately $4.9 million under our short-term revolving working capital lines of credit and other debts with various creditors in Brazil and the United States. Such debt accrues interest at an average annualized rate of approximately 18.0% and matures on a rotating basis through 2000. As of the date of this prospectus, we had outstanding $41.0 million under certain 10% convertible promissory notes. Beginning May 28, 2000, $10.0 million of the convertible notes contain a provision whereby the holder of the notes may request us to repurchase all, but not less than all of the outstanding notes held by such holder at a purchase price equal to 115% of the principal amount thereof, plus accrued and unpaid interest. We do not intend to use any of the proceeds of this offering to repay indebtedness owed to affiliates or related entities.

         We intend to use the balance of the net proceeds for working capital and general corporate purposes. Although we may use a portion of the net proceeds to acquire technology or businesses that are complimentary to our business, we have no current plans to do so. Pending use of the net proceeds from the sale of the shares, we intend to invest such funds in short-term, interest-bearing, investment-grade obligations.

                           PRICE RANGE OF COMMON STOCK

         Our common stock is traded on the Nasdaq National Market under the symbol "VTCH". The following table sets forth, for the periods indicated, the high and low sales price for our common stock as reported in the consolidated transaction reporting system.

                                                                 HIGH              LOW
                                                                 ----              ---
      FISCAL YEAR 1998:
          Quarter ended March 31                                $ 17.16          $ 13.41
          Quarter ended June 30                                 $ 19.25          $ 14.77
          Quarter ended September 30                            $ 21.25          $ 7.50
          Quarter ended December 31                             $ 18.00          $ 8.25

      FISCAL YEAR 1999:
          Quarter ended March 31                                $ 15.50          $ 8.00
          Quarter ended June 30                                 $ 12.75          $ 7.88
          Quarter ended September 30                            $ 12.88          $ 6.88
          Quarter ended December 31                             $ 10.00          $ 6.00

      FISCAL YEAR 2000:
          Quarter ended March 31                                $ 8.50           $ 4.875
          Quarter ending June 30 (through April 28, 2000)       $ 6.50           $ 4.375

         On April 28, 2000, the last sale price for the common stock as reported by the Nasdaq National Market was $5.75 per share. These prices do not include retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. As of April 26, 2000, there were approximately 2,100 holders of record of our common stock.

                                 DIVIDEND POLICY

         We have not declared or paid any cash dividends on our common stock since our inception and we do not intend to pay any cash dividends in the foreseeable future. We currently intend to reinvest earnings, if any, in the development and expansion of our business.

         Restrictions presently exist under Brazilian law on the ability of Microtec to distribute to our U.S. parent company dividends derived from certain tax exemption benefits.

                                 CAPITALIZATION

         The following table sets forth our short-term debt and capitalization as of December 31,1999, on an actual basis and as adjusted to give effect to the
sale of        shares of our common stock at an assumed offering price of $
and to the application of the estimated net proceeds therefrom. This table should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                                                        As of December 31, 1999
                                                                                  -------------------------------------
                                                                                      Actual             As Adjusted
                                                                                  ----------------     ----------------
Short-term debt, including current portion of long-term debt..................    $    19,886,108      $
                                                                                  ================     ================
Long-term liabilities, less current portion...................................    $   46,691,710       $
                                                                                  ----------------     ----------------

Shareholders' equity
    Preferred stock, no par value; authorized,
      3,000,000 shares; none issued and outstanding actual and as adjusted....                --
    Common stock, no par value; authorized,
      30,000,000 shares; issued and outstanding,
      16,345,939 actual,
      and                  as adjusted........................................        72,385,718
    Accumulated other comprehensive loss......................................       (43,541,146)
    Retained earnings.........................................................        24,880,460
                                                                                  ----------------     ----------------

Total shareholders' equity....................................................        53,725,032
                                                                                  ----------------     ----------------

Total capitalization..........................................................    $  100,416,742       $
                                                                                  ================     ================

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables set forth certain of our selected consolidated financial data. The Selected Statement of Operations Data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 are derived from our Consolidated Financial Statements, which have been audited by Pannell Kerr Forster PC, independent certified public accountants. The audited consolidated financial statements for the years ended 1997, 1998 and 1999, and the report thereon, appear elsewhere in this prospectus. The data in such tables should be read together with "Summary Consolidated Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the Notes to Consolidated Financial Statements appearing elsewhere herein.

STATEMENT OF OPERATIONS DATA:

                                                                     YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------------------------------------
                                          1995              1996              1997               1998               1999
                                     ---------------    --------------    --------------     --------------    ---------------
Net sales                         $      48,488,996  $     73,321,398  $   117,537,403    $    195,334,579  $     100,423,084
Cost of sales                            39,156,239        53,470,340        76,813,191        115,630,389         59,655,561
Gross profit                              9,332,757        19,851,058        40,724,212         79,704,190         40,767,523
Selling, general and
  administrative expenses                 1,234,108         8,083,287        18,167,737         41,586,843         28,496,987
Income from operations                    8,098,649        11,767,771        22,556,475         38,117,347         12,270,536
Interest and financing
  expense, net                              328,278         2,310,704         6,011,396         17,357,001         17,127,358
Other expense (income)                           --                --                --                 --         (2,719,065)
Foreign currency exchange
  losses                                     16,229           547,077         2,665,224          1,603,670         19,009,336
Net income (loss)                         6,904,834         8,230,588        12,792,261         17,862,012        (21,103,093)

Earnings (loss) per common
  share - basic (1)                           $0.78             $0.90             $1.07              $1.36             $(1.42)

Earnings (loss) per common
  Share - diluted (1)                         $0.76             $0.85             $1.06              $1.34             $(1.42)

----------------
(1) See note 2 to our consolidated financial statements for a determination of the shares used in computing basic and diluted earnings (loss) per share.

BALANCE SHEET DATA:

                                                                        AS OF DECEMBER 31,
                                     -----------------------------------------------------------------------------------------
                                          1995               1996              1997              1998               1999
                                     ---------------    ---------------    -------------     --------------     --------------
Current assets                    $      21,267,881  $      41,959,441  $   121,939,015   $    147,179,591   $     93,955,121
Working capital                           6,412,154         31,873,405       82,555,097         70,174,161         45,933,686
Total assets                             22,260,817         47,376,586      155,504,902        195,666,975        148,438,177
Long-term liabilities                            --          1,757,367       61,085,153         16,440,190         46,691,710
Total liabilities                        14,855,727         11,843,403      100,469,071         93,445,620         94,713,145
Shareholders' equity                      7,405,090         35,533,183       53,608,389        102,221,355         53,725,032



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE INFORMATION CONTAINED IN OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS REPORT.

OVERVIEW

         We are a leading manufacturer and marketer of computer products, peripherals and software to business, governmental and individual clients in Brazil. We also provide integrated technology solutions for our business and governmental clients.

         Our company was formed in 1993 as a Miami-based computer components and parts distributor, selling products to Brazilian clients. In 1995 we organized Bahiatech as a wholly-owned subsidiary to act as our manufacturing and distribution entity in Brazil. The creation of Bahiatech marked our transformation from a low-margin U.S.-based distributor to a higher-margin vertically integrated manufacturer and marketer.

         In furtherance of our business strategy, in July 1997, we acquired Microtec, a Brazilian company, engaged in the manufacture and sale of personal computers and servers in Brazil. Microtec sells directly to corporate and government customers and through a national network of channel partners. In order to enhance our market penetration and our direct relationship with end-users in Brazil, in November 1997, we acquired Techshop and Rectech, two Brazilian companies engaged in the regional distribution and sales of computers and related equipment in the Brazilian corporate and retail markets. The acquisition of these two companies enhanced our direct marketing and support efforts in the central and northeastern regions of Brazil.

         Beginning in 1999 we expanded our business focus to provide integrated turn-key business solutions. During 1999, we consolidated our Brazilian operations and transferred certain assets and certain liabilities relating to our current operations of Bahiatech, Techshop, and Rectech, into the operations of Microtec. This consolidation allowed us to centralize our operations, eliminate redundant positions and better control costs.

         Our current business model consists of a U.S. operation, Vitech, which sources and distributes components to our Brazilian subsidiary, Microtec. The subsidiary manufactures personal computers and related products and develops business solutions, which in turn, along with our business integration turn-key solutions, are marketed and sold directly by the subsidiary to end-users in Brazil. This model results in substantially all of our consolidated earnings being attributable to our subsidiary's operations.

RESULTS OF OPERATIONS

         The following table sets forth for the periods indicated certain line items from our consolidated statement of operations as a percentage of our consolidated net sales:

                                                              YEAR ENDED DECEMBER 31,
                                                   -----------------------------------------------
                                                       1997              1998            1999
                                                   -------------     -------------    ------------
Net sales                                              100%              100%            100%
Cost of sales                                          65.4              59.2            59.4
Gross profit                                           34.6              40.8            40.6
Selling, general and administrative expenses           15.5              21.3            28.4
Income from operations                                 19.1              19.5            12.2
Interest and financing expense, net                     5.1               8.9            17.1
Other expense (income)                                   --                --            (2.7)
Foreign currency exchange losses                        2.3               0.8            18.9
Net income (loss)                                      10.9               9.1           (21.0)

YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

         Net sales decreased by $94.9 million, or 48.6%, to $100.4 million for 1999, as compared to $195.3 million for 1998. For 1999, we sold approximately 71,000 personal computer units as compared to approximately 110,000 personal computer units during 1998. Such decreases were primarily attributable to the devaluation of the REAL in the first quarter of 1999 and the resulting unfavorable business conditions in Brazil. Also, after the devaluation, we adjusted the sale prices of our products in REAIS upward and maintained them indexed to the U.S. Dollar. This resulted in our products becoming more expensive in the Brazilian currency which contributed to reduced demand for our products.

         Cost of sales during 1999 decreased by $55.9 to $59.7 million as compared to $115.6 million for 1998. The increase as a percentage of net sales was attributable to the downward pressures on our unit sales prices as expressed in U.S. Dollars which exceeded decreases in component costs. Average unit sales decreased from approximately $2,000 at the beginning of 1999 to approximately $1,350 at the end of 1999.

         Selling, general, and administrative expenses decreased by $13.1 million, or 31.5%, to $28.5 million for 1999, as compared to $41.6 million for 1998. The decrease was primarily attributable to the devaluation of the REAL which reduced these expenses in U.S. Dollar terms and the elimination of redundant positions. Selling, general, and administrative expense as a percentage of net sales was 28.4% for 1999, compared to 21.3% for 1998. Such increase was primarily attributable to the reduced level of net sales.

         Income from operations decreased by $25.8 million, or 67.8%, to $12.3 million for 1999, as compared to $38.1 million for 1998. Such decrease was primarily attributable to the decrease in sales. Income from operations as a percentage of net sales decreased to 12.2% for 1999 from 19.5% for 1998. This decrease was primarily attributable to the increase in selling, general, and administrative expense as a percentage of net sales.

         Interest and financing expense, net decreased by $229,643, or 1.3%, to $17.1 million for 1999, as compared to $17.4 million for 1998. Interest and financing expense as a percentage of net sales increased to 17.1% for 1999 from 8.9% for 1998. This increase was primarily attributable to discounts on the sale of accounts receivable to third parties and our increased use of debt financing to support our working capital needs and the increased costs of this financing.

         Other income for 1999 was $2.7 million as compared to zero for 1998. This consisted of a gain on the sale of certain assets of Bahiatech unrelated to current operations to an unaffiliated third party.

         During 1999, we experienced a foreign currency exchange loss of $19.0 million, or 18.9% of net sales, associated with certain U.S. Dollar denominated monetary assets and liabilities of our Brazilian operations. Of this amount, $17 million is related to the writedown of our residual interest in an accounts receivable securitization This is compared to a foreign currency exchange loss of $1.6 million, or 0.8% of net sales for 1998. The increase was a direct result of the devaluation of the REAL. At December 31, 1999, the commercial market rate for the REAL was R$1.802 per U.S.$1.00 as compared to R$1.2090 per U.S.$1.00 at December 31, 1998.

         We experienced a net loss for 1999 of $21.1 million as compared to net income of $17.9 million for 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

         Net sales increased by $77.8 million, or 66.2%, to $195.3 million for 1998, as compared to $117.5 million for 1997. In 1998 we sold approximately 110,000 personal computer units as compared to approximately 72,000 personal computer units during the 1997. Such increases were primarily attributable to the acquisition of Microtec, increased demand by our customers, the expansion of our direct end-user sales strategy and the expansion of our sales through new channels and into new markets.

         Cost of sales during 1998 increased $38.8 million, or 50.5% to $115.6 million, as compared to $76.8 million for 1997. The cost of sales as a percentage of net sales for 1998 was 59.2% as compared to 65.4% for 1997. The decrease in the cost of sales as a percentage of net sales during 1998 was attributable to the expansion of our direct end-user sales strategy. The decrease was also attributable to a more favorable product mix resulting from higher percentage of net sales of networking products.

         Selling, general, and administrative expenses increased by $23.4 million, or 128.6%, to $41.6 million for 1998, as compared to $18.2 million for 1997. Selling, general, and administrative expense as a percentage of net sales was 21.3% for 1998, compared to 15.5% for 1997. These increases were primarily attributable to costs associated the acquisition of Microtec, the expansion of manufacturing capacity, internal growth and expenditures associated with our direct end-user sales strategy and the increased operating expenses associated with selling higher end integrated networking systems.

         Income from operations increased by $15.5 million, or 68.5%, to $38.1 million in 1998, as compared to $22.6 million for 1997. Income from operations as a percentage of net sales increased to 19.5% for 1998 from 19.1% for 1997.

These increases were primarily attributable to the increase in sales and the decrease in cost of sales as a percentage of net sales which offset the increase in selling, general, and administrative expenses.

         Interest and financing expense, net increased by $11.4 million, or 190.0%, to $17.4 million for 1998, as compared to $6.0 million for 1997. Interest and financing expense as a percentage of net sales increased to 8.9% for 1998 from 5.1% for 1997. These increases were primarily attributable to our increased use of debt financing and the discount on the sale of accounts receivable to a special purpose securitization entity. Additionally, interest and financing expense for 1998 includes a non-recurring charge of $1.1 million associated with the additional shares given as an incentive for certain holders of convertible notes to convert their notes early into our common stock during the third quarter of 1998, and a financing expense of $1.1 million associated with a put premium for certain convertible notes that were put to us during the fourth quarter of 1998.

         During 1998, we experienced a foreign currency transaction loss of $1.6 million, or 0.8% of net sales, from the settlement of certain receivables and payables denominated in REAL. At December 31, 1998, the commercial market rate for the REAL was R$1.2090 per U.S.$1.00 as compared to R$1.1164 per U.S.$1.00 at December 31, 1997.

         Net income increased by $5.1 million, or 39.6%, to $17.9 million for 1998, as compared to $12.8 million for 1997.

LIQUIDITY AND CAPITAL RESOURCES

         Since inception, our primary cash requirements were used to develop our infrastructure and expand our operations. However, in 1999 our primary cash requirements were to fund the payment of accounts payable and to meet certain debt maturities. During 1999 and the first quarter of 2000, we principally used debt financing to satisfy our working capital requirements.

         At December 31, 1999, we had a working capital surplus of $45.9 million compared to $70.2 million at December 31, 1998. This decrease in working capital was primarily attributable to the devaluation of the REAL and the corresponding devaluation of our accounts receivable.

         Net cash used in operating activities for 1999 was $21.1 million as compared to $348,227 in cash provided by operating activities during 1998 and resulted primarily from the net loss for 1999 and the payment of trade accounts payable and accrued expenses which offset decreases in accounts receivable and inventory.

         Net cash used in investing activities was $9.2 million for 1999 as compared to $11.1 million in 1998. The investments in 1999 primarily related to the acquisition of software to be integrated for resale with our integrated product offerings and for the purchase of computer hardware and software to support our management information system. Net cash provided from financing activities was $24.1 million for 1999 as compared to $2.7 million used in financing activities for 1998. The increase resulted primarily from the short-term debt borrowings from a related party and from a convertible note investment made by Gateway as the result of a strategic alliance formed in September 1999.

         We have a revolving line of credit in the amount of $2.0 million with Eastern National Bank in Miami, Florida, with which we maintain our primary banking relationship. This credit line is secured by a lien on certain property owned by us. The credit line bears interest at a floating rate equal to prime plus two percent. As of December 31, 1999, there was $1.8 million owed under the facility.

         As of December 31, 1999, we had approximately $3.1 million in short-term borrowings from various banks in Brazil with rates of interest averaging 2.5% per month and maturing on a revolving basis. As of December 31, 1999, we had available approximately $20.0 million in unused credit facilities at various banks in Brazil at rates of approximately 2.5% per month and subject to certain collateral requirements as defined.

         On October 31, 1998, the holders of an aggregate principal amount of $18.0 of our convertible notes exercised their put right, pursuant to the terms of the notes, and requested to repurchase the remaining balance of the notes at a put price equal to 110% of the principal amount. In accordance with the terms of the notes, we were to pay the put price in four equal monthly installments commencing November 30, 1998, with interest on each installment accruing at the rate of 10% per annum. We made the first two of such payments on November 30 and December 31, 1998. In February 1999, we entered into an agreement with the holders to repay the remaining principal outstanding on the notes over a five month period commencing March 31, 1999, with monthly principal payments of $2.0 million plus accrued interest. We repaid a portion of the notes during this period and in a series of transactions between April and July 1999, the holders of such convertible notes sold the remaining principal balance of $5.2 million of their notes to an unrelated third party investor. Simultaneously with such sale, we amended and restated the terms of the convertible notes. The revised terms provide the note holder with a conversion price equal to $11.00 per share and provide the holder with the right to require us to repurchase the notes at a premium, as defined in the agreement. In the event we decline to repurchase the notes upon the exercise of a holder put option during a put period, the conversion price of the note would be adjusted to equal 85% of the market price, as defined. In October 1999, the holders of these notes exercised their put right to require us to repurchase these notes at a premium, as defined in the agreement, which resulted in the conversion of a principal amount of $4.7 million plus accrued interest and put premiums of their notes into 950,000 shares of the our Common stock. As of December 31, 1999, there was a principal amount of approximately $558,000 outstanding on such notes.

         In April 1999, in order to induce the holders of $3.6 million of our 10% convertible notes, we amended and restated the terms of the notes. The conversion price of the notes was adjusted to $10.00 per share and the holders were provided with an additional put option in October 1999 and again in April 2000. In October 1999, the holders of these notes exercised their put right to require we repurchase the notes at 120% of the principal amount. In November, we began to repay the notes in accordance with their terms over a four month period. The outstanding balance on these notes at December 31, 1999 was $1.9 million.

         In April 1998, we formed a special purpose securitization entity that was established solely to participate in a $150.0 million accounts receivable securitization program. We formed the special purpose entity to acquire and hold designated accounts receivable from us and to issue collateralized notes to third party investors. Through December 1998, we sold approximately $140.0 million of our accounts receivable to this entity under the program. As a result of the devaluation of the REAL in January 1999, the securitization program became in default. While the program remains in default, we are not allowed to transfer additional accounts receivable to the special purpose entity other than pursuant to our repurchase obligation under the program. The program remains in default and we do not believe that it will be a viable financing source for us in the future.

         Under the terms of the securitization program, we are required to repurchase the accounts receivable sold to the special purpose entity under certain circumstances. The repurchase obligation may be satisfied by transferring to the entity, for no additional consideration, an aggregate amount of additional receivables, the net present value of which is equal to the repurchase price in exchange for the subject receivables. If the net present value of the accounts receivable available to affect this substitution is less than the repurchase price thereof, then a cash payment must be paid for the excess of the repurchase price over the net present value of the additional accounts receivable transferred to the special purpose entity. As a result of the structure of the program, at December 31, 1999, there is a contingent liability in the amount of approximately $41.0 million which represents the balance, at face value, of the accounts receivable sold to the special purpose entity. We maintain an allowance for doubtful accounts on our balance sheet with respect to the sold accounts receivable.

         In March 1999, we received loans from a related party for the principal amount of $10.5 million in addition to the $6.7 million in loans that we had received in 1998 from that party. The $10.5 million loan bears interest at the annual rate of 10% and is payable upon demand with 90 days notice. The loan is evidenced by a promissory note and, at the maker's option, can be exchanged for a convertible note, convertible at $9.25 per share, should the loan not be repaid at maturity. In connection with the loan, we issued four year warrants to purchase 300,000 shares of our common stock at a purchase price of $9.25 per share. During 1999, we repaid approximately $3.6 million on such loans.

         In May 1999, we completed a private placement of a $10.0 million convertible debenture. The debenture is a two year 10% note convertible into our common stock at an initial conversion price of $11.00. The debenture contains a provision whereby the holder may require us to repurchase the debenture after nine months at a price equal to 112% of the principal amount and on a quarterly basis thereafter at a price adjusted accordingly. Should the holder elect to require us to repurchase the debentures, we may repay the debentures in four equal monthly payments. If we elect not to repurchase the notes, the conversion price of the debentures will be adjusted to equal 85% times the market price, as defined, at the time of conversion. We issued 100,000 warrants to purchase shares of our common stock in connection with this financing and 36,000 warrants to the placement agent.

         In April 1999, we received a short-term loan from Gateway for the principal amount of $11.0 million, bearing interest at the annual rate of 10%. The loan originally had a term of 90 days, but was extended by mutual agreement to 180 days. The proceeds of the loan were used for the repayment of indebtedness and for general working capital purposes. This short term-loan was repaid in full out of the proceeds from a convertible note investment by Gateway made in September 1999 as discussed below.

         In September 1999, we formed a strategic alliance with Gateway which resulted in a $31.0 million investment by Gateway. Pursuant to a convertible loan agreement, the investment was in the form of a 10% Convertible Promissory Note. The note bears interest at 10% per annum with interest payable quarterly. The note matures on March 16, 2001. The Note is initially convertible at $11.02 subject to adjustment. Each of William C. St. Laurent and Georges C. St. Laurent, III, our President and Chief Executive Officer, have personally guaranteed $11.0 million of the note. We also granted an option, exercisable at our election, to acquire certain exclusive territorial rights in Brazil, and other rights, from Gateway. For this option, we issued 538,284 shares of our common stock to Gateway.

         We have also granted an option to Gateway, exercisable until September 16, 2001, to engage in the following transactions with us: (i) extend an additional $40.0 million convertible loan to us on the same terms and conditions as the initial $31.0 million note, with a conversion price equal to the lower of
(x) $11.02 per share or (y) a 20% premium over the then market value of our common stock as defined in the agreement and/or (ii) enter into a merger agreement whereby our shareholders have the option to (x) exchange their shares for $14.00 per share in cash or (y) receive one share of a new callable and putable common stock. The new stock shall have a call provision whereby Gateway will have the right to call 100%, but not less than 100% of the new stock, which it does not already own, at a price which shall be determined by our performance. The new stock shall also have a put provision whereby the new stockholders will have the right to put annually to Gateway 100% but not less than 100% of their new stock, at a price which shall be determined by our performance.

         In March 2000, we entered into a $10.0 million loan agreement with Gateway for the purchase of components. The one year loan bears interest at 10% per year payable quarterly. At the option of Gateway, the principal and/or interest on the note is convertible into our common stock if not repaid by us at maturity by dividing the conversion amount by the weighted daily average bid price per share of our common stock during the 30 consecutive day trading period, immediately before the date of determination. The conversion price is subject to adjustments for stock splits, stock dividends and other similar transactions.

         In March 1998, we entered into a capital lease for $1.2 million for the purchase of manufacturing equipment. The capital lease has a term of 60 months, bears an adjustable interest rate currently 9.9%, and requires a monthly payment of $25,000. In October 1998, we entered into a capital lease for $529,000 for the acquisition of equipment. The capital lease has a term of 3 years and bears an annual interest rate of 9.7% and requires quarterly payments of $51,000. In November 1999, we restructured an operating lease for computer software as a capital lease in the principal amount of $2.2 million. The capital lease has a term of 36 months and bears an annual interest rate of 10.29% and requires monthly payments of $70,000. As of December 31, 1999, the cost of equipment under capital leases was $4.3 million as compared to $2.2 million as of December 31, 1998. As of December 31, 1999, accumulated amortization of equipment under capital leases was $701,000 as compared to $260,000 as of December 31, 1998.

QUARTERLY RESULTS

         The market for computer products in Brazil can be affected by seasonal purchasing patterns and the general economic climate in Brazil. Accordingly, our quarterly net sales and results of operations may vary significantly from quarter to quarter. Our historical financial performance is not necessarily a meaningful indicator of future results and, in general, management expects that our financial results may vary materially from quarter to quarter. The following table presents the unaudited quarterly financial information for the last eight consecutive eight quarters:

                                                                           QUARTER ENDED
                                            -----------------------------------------------------------------------------
                                                  MARCH 31,          JUNE 30,         SEPTEMBER 30,       DECEMBER 31,
                                            ------------------    ---------------    ---------------   ------------------
1998:
  Net sales                                    $   33,774,664     $   38,635,842    $    47,410,603     $     75,513,490
  Income from operations                            5,929,960          7,195,953         11,066,274           13,925,160
  Net income                                        3,106,500          3,924,101          4,638,840            6,192,570
  Earnings per common share - basic                     $0.26              $0.32              $0.36                $0.42
  Earnings per common share - diluted                   $0.25              $0.32              $0.36                $0.42
                                                --------------    ---------------    ---------------     ----------------

1999:
  Net sales                                  $     15,302,714  $      25,641,391  $      28,191,885   $       31,287,094
  Income from operations                              200,318          5,237,735          5,030,826            1,801,657
  Net income (loss)                              (22,722,258)            465,423            550,580              603,162
  Earnings (loss) per common
      share - basic                                   $(1.55)              $0.03              $0.04                $0.04
  Earnings (loss) per common
      share - diluted                                 $(1.55)              $0.03              $0.04                $0.04
                                                --------------    ---------------    ---------------     ----------------

         Our sales have increased in the third and fourth quarters due to holiday spending and the budget spending requirements of our customers.

IMPACT OF INFLATION ON RESULTS OF OPERATIONS, LIABILITIES AND ASSETS

         For many years prior to July 1994, the Brazilian economy was characterized by high rates of inflation and devaluation of the REAL against the U.S. Dollar and other currencies. However, since the implementation in July of 1994 of the Brazilian government's latest stabilization plan, the "REAL Plan", inflation, while continuing, has been significantly reduced. We have no assurance that the REAL Plan or current strategies will continue to be effective at combating inflation. Inflation affects us by increasing the cost of goods and services we use in the operation of our business and by increasing our financing costs. The reaction of the Brazilian government to economic uncertainties such as rising inflation can lead to adverse conditions for our business.

RECENT ACCOUNTING PRONOUNCEMENT

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning after June 15, 2000. The objective of the statement is to establish accounting and reporting standards for derivative instruments and hedging activities. We may use foreign currency forward contracts, a derivative instrument, to hedge foreign currency transactions and anticipated foreign currency transactions. The adoption of this new accounting pronouncement is not expected to be material to our consolidated financial position or results of operations.

HEDGING ACTIVITIES

         Although our consolidated financial statements are presented in U.S. Dollars in accordance with U.S. generally accepted accounting principles, our transactions are consummated in both the REAL and the U.S. Dollar. Inflation and fluctuations in exchange rates have had, and may continue to have, an effect on our results of operations and financial condition. Currently, we are not engaged in any hedging activities. We are, however, analyzing our exposure to currency risks and developing a plan to use hedging activities to offset currency risks as deemed appropriate. Any significant devaluation, such as occurred during the first quarter of 1999, of the REAL relative to the U.S. Dollar would have a material adverse effect on our operating results.

FOREIGN CURRENCY TRANSLATION

         Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles and are stated in U.S. Dollars. Until December 31, 1997, amounts in REAL were re-measured into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 ("SFAS 52") as it applies to entities operating in highly inflationary economies. The assets and liabilities of our subsidiaries were translated into U.S. Dollars at exchange rates in effect at the balance sheet date for monetary items and at historical rates for non-monetary items. Revenue and expense accounts are translated at the average exchange rate in effect during each month, except for those accounts that relate to non-monetary assets and liabilities which are translated at historical rates.

         Effective January 1, 1998, we determined that Brazil ceased to be a highly inflationary economy under SFAS 52. Accordingly, as of January 1, 1998, we began using the REAL as the functional currency of our Brazilian subsidiaries. As a result, all assets and liabilities are translated into Dollars at period-end exchange rates and all income and expense items are translated into U.S. Dollars at the average exchange rate prevailing during the period. In addition, we recorded a currency exchange loss associated with Dollar-denominated monetary assets and liabilities held by our Brazilian subsidiaries. Any translation adjustments are reflected as a component of shareholders' equity.

                                    BUSINESS

OVERVIEW

         We are a leading manufacturer and marketer of computer products, peripherals and software to business, governmental and individual clients in Brazil. Our diversified family of products includes desktop personal computers, notebook personal computers, workstations, network servers, networking equipment, peripherals and software. We offer our own branded products and are the exclusive distributor of Gateway computer products in Brazil.

         We also provide integrated information technology solutions for our corporate and governmental customers. We recently introduced a group of integrated solutions for specific vertical markets in response to the growing need for client-server distributed computing solutions in Brazil. These turn-key business solutions include computer and networking hardware, software, Internet connectivity and support services.

INDUSTRY OVERVIEW

         Demand for personal computers and business systems integration products in Brazil has increased significantly over the last seven years. Prior to 1993, the market for computer products in Brazil was closed to foreign competition, protected from foreign imports and reserved for Brazilian companies. During this period of protection, the demand for computers was left largely unfulfilled, resulting in pent-up demand for information technology products, including personal computers and servers.

         The installed base of personal computers in Brazil is approximately 50 per 1,000 inhabitants, as compared to approximately 595 per 1,000 in the United States and approximately 170 per 1,000 in the countries of Southern Europe. The majority of the growth of personal computer sales in Brazil is coming from the first time personal computer buyer as opposed to the second or third generation personal computer buyer. First time personal computer buyers generally require more customer interaction at the time of sale and direct personal contact.

         Businesses and governmental agencies in Brazil have been typically underserved for their information management needs. This has historically been due to the low level of business automation at these entities and the unavailability and cost prohibitiveness of information technology solutions. Such entities increasingly require a complete, single-source solution for their integrated business information requirements.

STRATEGY

         Our goal is to be the leading manufacturer and marketer of personal computer products and turn-key information technology solutions in Brazil and South America. The key elements of our strategy to accomplish this goal are the following:

         o DIRECT MARKETING. We believe that our national direct sales strategy affords us significant competitive advantages. We market our products and services directly to end-users primarily through commissioned representatives, our own retail stores, focused account teams in government and corporate markets, and Internet commerce. Our national network of over 250 active representatives directly targets small business and consumer users and provides for the efficient gathering of credit information. Our 15 company-owned retail stores feature a diversified selection of our products and services and affords a person to person interaction with end-users. Our internal direct sales staff focuses on selling our products and services directly to business and governmental clients. Our website was designed specifically for the Brazilian market allowing for high speed and efficient product purchases. We believe this direct sales strategy helps us maintain competitive pricing by avoiding the traditional costs associated with third party distribution channels.

         o BRAND DEVELOPMENT. We intend to continue to develop our brand and trade names in support of our direct marketing efforts. We believe that our efforts should enhance the awareness of our brands among the end-users of information technology and enable us to expand the penetration of our products and services. We believe that using the strength of the Microtec brand should allow for the entry of new brands that we may introduce into the market, such as Gateway.

         o ENHANCED PRODUCT OFFERINGS. We seek to leverage our business and governmental customer base to sell such customers our leading-edge information technology solutions. As part of this strategy, in 1999 we introduced MICROTEC DIGITAL WORLD, a series of new integrated solution products. We will continue to promote to our existing customers enhanced value added services to serve the growing need for business process automation solutions in Brazil.

         o CUSTOMER FINANCING. We believe that the lack of available credit to consumers is a significant barrier for selling computer products in Brazil. In response to this need, we offer the ability for our customers to purchase our products on credit through our proprietary credit system. All installment sales to customers are conducted in accordance with a proprietary credit approval process that has been developed by us based upon our experience in the Brazilian market. Our system permits us to capture comprehensive credit history that allows for rapid and high-quality credit decisions. We believe this credit approval process significantly enhances our access to potential customers.

         o NEW MARKET EXPANSION. We believe that there are opportunities to market our products and services in other South American countries.

PRODUCTS

INFORMATION TECHNOLOGY SOLUTIONS

         We have created a family of information technology solutions in Brazil. Our service offerings feature standard and customized solutions for business and governmental clients. The solutions contain components of hardware, software, Internet connectivity, installation, training, support and administration.

         MICROTEC DIGITAL WORLD

         MICROTEC DIGITAL WORLD is a group of solutions tailored to specific vertical markets. Our solutions are directed toward strategically chosen markets where we have a traditional presence and a known customer base and provide a single source approach. The MICROTEC DIGITAL WORLD solutions include:

-- MICROTEC EDUCATIONAL is our fully integrated enterprise resource planning solution for public and private schools in Brazil. The solution includes web-based administration and teaching software which improves the efficiency of operations and teaching by facilitating data management and the interchange of information. This solution targets the approximately 100,000 public and private schools in Brazil.

-- SMART CITY is an integrated solution directed at the administrative and fiscal management of the approximately 7,700 municipal governments in Brazil. We developed this solution in response to the Brazilian government mandate that all municipal governments' processes be automated.

-- SMART HEALTH is a web-based solution for managing healthcare systems in Brazil. The solution can be used for systems ranging from small clinics to large public hospitals. It uses a hybrid set of tools, including smart card technology, and web-based tools to provide for simplified and convenient client scheduling, as well as health care management. There are over 50,000 health clinics and medical offices as well as over 7,700 hospitals in Brazil.

-- RETAIL AUTOMATION targets retail establishments such as supermarkets, pharmacies, and gas stations. It provides sales checkout automation and control of inventory at the point of sale.

         CUSTOMIZED SOLUTIONS

         As a developing country migrating from a mainframe system-dominant environment, Brazil has an increasing demand for distributed computing solutions. Many of our system integration customers do not yet have the expertise to design complex systems. In response, we assembled our own business systems integration team that supplies technical expertise to design customized turn-key business solutions, including local and wide area networks, for our corporate and government customers.

COMPUTER SYSTEMS

         We are a vertically integrated computer manufacturer and direct marketer based in Brazil. We offer a full line of computer products from low-end workstations to high-end multimedia workstations and powerful multi-processor servers. Our products include desktop and notebook personal computers, workstations, network servers, peripherals, and software. We offer our products under the Microtec Vision, Microtec Mythus, Microtec Quest, Microtec Spalla and Microtec Vesper names. In 1999, we entered into a strategic relationship with Gateway. We currently sell certain Gateway branded products in Brazil and expect to expand our manufacturing and marketing of Gateway products in Brazil.

         As part of our relationship with Gateway, we benefit from access to their technology and processes. Also, we have established relationships with leading information technology developers. We are an original equipment manufacturer of Intel products and a participant in the "Intel Inside" cooperative marketing program. We are a direct OEM supplier of Microsoft products, and are a Microsoft Solutions Provider for database, network and connectivity solutions.

ENGINEERING AND PRODUCT DEVELOPMENT

         Our 20 person engineering department is responsible for designing products, producing the technical specifications for components required for manufacture, training personnel, line engineering, and quality control/quality assurance programs. The engineering group constructs the bill of materials of components that are required for manufacture and designs the manufacturing line so that the tasks can be undertaken reliably within the capabilities of our specially trained labor force. Our engineering group also participates in the design of customized business solutions for our business and governmental clients.

SALES CHANNELS

         Our primary channels of distribution are as follows:

         o NETWORK REPRESENTATIVES. Network representatives, working through regional managers who control 60 regions covering Brazil, sell house-to-house and office-to-office. These network representatives work as independent contractors on a strict commission basis and use our retail stores as regional distribution hubs. Prior to becoming active, our network representatives participate in a sales and technical training program administered by us and designed to insure consistency in marketing.

         o DIRECT SALES TEAMS. We have established a sales team that is focused on selling our products and services directly to business and governmental customers.

         o COMPANY-OWNED RETAIL STORES. Our own retail stores are located in important strategic markets in Brazil. In addition to facilitating direct sales to end-users, these stores serve as regional distribution and support centers. Our stores also feature sales personnel promoting our integrated information technology solutions for corporate and government customers.

         o TELEMARKETING. Our 15 telemarketing personnel sell our products direct to consumer end-users and market our products to small resellers. In addition to generating sales to end-users, this channel also serves as a lead-generator for network representatives and our direct sales staff.

         o INTERNET SALES. We have an online store for selling our computer products and services. During 1999, we introduced a program for business-to-business sales, where clients are given specific home pages to facilitate their specific purchasing needs.

         In addition, we provide post sales technical support for our products. This support is provided by our network representatives and direct sales team and includes on-site servicing for corporate and government clients. Additionally, we offer a telephone support service to respond to customer inquires.

CUSTOMER FINANCING

         Financing is an important component of our operations. Before extending credit to a prospective customer, we thoroughly analyze the credit history and ability to pay of such prospective customer. We have developed specific credit analysis procedures for individual and business customers.

         Individuals wishing to make a purchase utilizing installment sale agreements are required to fill out a standard form where the applicant provides certain information, including income, taxpayer registration number, address, age and bank references. In addition to this information, we require proof of income or employment, residence and the identity information issued by the Brazilian government. Our credit manual also provides for alternative requirements based on the applicant's profession and income stream.

         Business entities seeking credit are subject to a similar credit analysis. As with individuals, credit applications are processed and reviewed directly by us in accordance with our credit manual. Business customers are required to fill out a standard form in which they must disclose organizational information, such as the nature of business, taxpayer registration number, and commercial and banking references, business customers must also submit copies of documents such as financial statements, corporate organizational documents and taxpayer registration card.

MANUFACTURING

         Our manufacturing facility consists of a modern 160,000 square foot leased facility in northern Brazil. We have a manual and an automated production line that together have the capacity to produce over 25,000 units per month and we currently employ over 300 factory workers.

         Operating in the Brazilian market requires logistics and materials handling experience in order to overcome the infrastructure challenges of Brazil. We maintain an integrated manufacturing requirements planning system which helps to optimize our investments in inventory. We source components directly from manufacturers and distributors in Asia and the United States. Virtually all of the products that we purchase are received and consolidated in containers at our U.S. facility for sea or air freight to our facility in Brazil. Components are then shipped to our manufacturing facility in Brazil on a coordinated basis to allow production goals to be met in accordance with our sales objectives. Our material requirements planning system allows us to track and control components throughout the entire procurement process.

         We address quality assurance at all stages of the manufacturing process. We have implemented a total quality program at our manufacturing facility and have an ISO-9001 process certification. Incoming components receive a physical damage inspection upon receipt and again at the start of the production process. A statistical sampling of components in every category is electronically tested prior to assembly. Each complete unit is then functionally tested at the end of the production process to demonstrate that all components are engaged and fully operational. Thereafter, each complete unit is subject to a burn-in test.

         During 1999, we received governmental approval to be able to transfer shipments within 24 hours from the port of entry in Brazil to our own in-bond facility at our manufacturing facility. Under this program, we are allowed immediate use of the product and a deferment of import duties and fees by up to 30 days. We maintain a fleet of tractor-trailers and a fleet of vans and trucks for delivery of finished goods to our distribution points and to end-users.

COMPETITION

         The manufacturing and distribution of computer equipment and related products is highly competitive and requires substantial capital. We compete with, and will compete with, numerous international, national, and regional companies, many of which have significantly larger operations and greater financial, marketing, human, and other resources than us, which may give such competitors competitive advantages, including economies of scale and scope. Competitors include internationally recognized companies such as IBM, Acer, Dell, Hewlett Packard and Compaq. Additionally, we compete with internationally recognized systems integrators such as IBM, EDS and Unisys. Competition is based on price, product quality, customer support and the ability to deliver products in a timely fashion.

         In addition, we compete with other manufacturers of computer equipment sold on what is known as the "gray market" in Brazil. Such manufacturers are able to sell such equipment at prices that are often significantly lower than those offered by us and other legitimate manufacturers because of the avoidance of import duties, taxes, and software licensing fees.

BACKLOG

         Our backlog as of December 31, 1999 was approximately $4.6 million. We expect to ship our entire current backlog within our current fiscal year. Variations in the magnitude and duration of contracts received by us and customer delivery requirements may result in substantial fluctuations in backlog from period to period. Since customers may cancel or reschedule deliveries, backlog may not be a meaningful indicator of future financial results.

EMPLOYEES

         As of December 31, 1999, we employed approximately 750 persons, including 3 executive officers, 30 executive personnel, 20 engineering personnel, and 120 administrative personnel. We believe that our employee relations are satisfactory.

PROPERTIES

         We lease from an unaffiliated landlord approximately 23,000 square feet of corporate office and warehouse space in Miami, Florida pursuant to a lease which expires in March 2005, at an approximate annual rent of $146,000.

         We lease approximately 15,000 square feet of office space in Sao Paulo, Brazil pursuant to a lease which expires in October 2000 for an annual rent of approximately $156,000. We have an option to renew for up to three more years and are currently evaluating the renewal of the lease. We lease approximately 160,000 square feet of manufacturing and administrative space in Ilheus, Brazil pursuant to a lease which expires in November 2000 for an annual rent of approximately $122,000. We have an option to renew the lease for up to six months. We are currently evaluating the renewal of such lease and the possible purchase of the facility. In addition, we lease warehouse and retail space in Recife and Belo Horizonte, Brazil.

         We believe that in the event that the lease with respect to any of the aforementioned facilities should not be renewed, alternative space will be available at comparable rates.

         In addition to the facilities discussed above, we own, for investment purposes, two undeveloped parcels of land near Ilheus, Brazil. We do not plan to make material capital expenditures or improvements with respect to properties during this year.

LEGAL PROCEEDINGS

         On October 28, 1995, Meris Financial Incorporated entered into a loan agreement with us pursuant to which Meris made available a loan to us in the principal amount of $2.0 million. The loan was to mature on October 28, 1997 and bore interest at a rate of 12% per annum payable monthly. The loan was secured by our assets exclusive of inventory and receivables. In connection with the loan, Meris received a guarantee by Georges St. Laurent III, our Chairman of the Board and Chief Executive Officer, and by William C. St. Laurent, our President and Chief Operating Officer, and his wife, Wendy St. Laurent, a stock pledge agreement by such parties, a collateral assignment of various rights of the St. Laurents as well as assignments of life insurance policies on the lives of Messrs. St. Laurent. The note was convertible into approximately 4.7% of the shares of our common stock. In addition, certain options were provided to Meris which afforded them the right to purchase up to an aggregate of 5% of our capital stock. On July 20, 1996, we and Meris entered into an amendment of the loan agreement pursuant to which we were obligated to make principal and interest payments during the period between July 20, 1996 and by November 1, 1996, with the remaining principal balance to be paid on November 1, 1996. In connection with the amendment, the conversion rights provided by the note and the options were cancelled provided all payments of principal and interest under the note are made as set forth above. We made all payments in accordance with such amendment and on October 30, 1996, repaid the note in full.

         In October 1996, Meris had advised us that, irrespective of the amendment, it believed it had certain rights to an equity ownership position in us. In February of 1998, Meris filed a UCC-3 in our favor releasing any claim that Meris had on our assets as a result of a UCC-1 filed when Meris entered into the loan agreement with us. In June 1998, Meris filed a law suit with the United States District Court in Arizona affirming such claim against us. While we believe such claims are without merit, Georges C. St. Laurent III and William
C. St. Laurent have agreed to settle such equity claims, should the need arise, from their personal share holdings. In November 1999, we filed a motion for dismissal of the case stating that we had complied with all the terms of the loan agreement between us and Meris and any amendment thereto. The court has decided not to rule on our motion for dismissal until we have entered into settlement discussions with Meris in an attempt to reach a settlement on the case. Should we be unsuccessful in reaching an agreeable settlement with Meris during such court suggested settlement discussions, then we will pursue our motion filed for the dismissal of the case.

         Other than as discussed above and other than in the ordinary course of our business, we know of no other material litigation or claims pending, threatened, or contemplated to which we are or may become a party.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         Our directors and executive officers and certain of our key employees and their ages are as follows:

                  NAME                             AGE                                 POSITION
                  ----                             ---                                 --------
Georges C. St. Laurent, III (1)                     39           Chairman of the Board of Directors and Chief
                                                                 Executive Officer
William C. St. Laurent (2)                          35           President, Chief Operating Officer, and Director
Edward A. Kelly                                     32           Chief Financial Officer
Francisco Suarez Warden (1)                         57           Director
H.R. Shepherd (1)(2)                                78           Director
William Robin Blackhurst (2)                        65           Director
Vicente Borges Soares                               46           Chief Operating Officer - Brazilian Operations
Paulo Alouche                                       36           Executive Vice President - Sales and Marketing
Sergio Lima                                         38           Financial Director - Brazilian Operations
Gerson Vasconcelos Pasquini                         48           Chief Technology Officer - Brazilian Operations
Randolpho Abreu Pereira da Silva                    33           Senior Vice President - Consumer Sales

-------------
(1)      Member of the Compensation Committee.
(2)      Member of the Audit Committee.

DIRECTORS AND EXECUTIVE OFFICERS

         GEORGES C. ST. LAURENT III has served as our Chairman of the Board and Chief Executive Officer since 1993. Between 1986 and January 1993, Mr. St. Laurent operated GSL Trading Co., a re-manufacturer of computer hardware for sale to Brazil and other Latin American countries. Between 1986 and 1993, Mr. St. Laurent was also an officer and principal shareholder of TNT Systems Inc., a computer parts broker selling to customers in Latin America and the United States. From 1986 to the present, Mr. St. Laurent has been a director of Clinica Kirpalamar, a not-for-profit Latin American medical foundation. Mr. St. Laurent graduated from Yale University in 1982 with a Bachelor of Science in Molecular Biology. Georges C. St. Laurent III is the brother of William C. St. Laurent.

         WILLIAM C. ST. LAURENT has served as our President and Chief Operating Officer and a Director since 1993. Mr. St. Laurent has also served as Vice Chairman of the Board of Directors of the Western Bank of Oregon from January 1989 through January 1996. Mr. St. Laurent previously owned several private food processing companies located in Oregon from 1988 to 1992. Mr. St. Laurent graduated from Cornell University in 1986 with a Bachelor of Science in Hotel Administration. William C. St. Laurent is the brother of Georges C. St. Laurent III.

         EDWARD A. KELLY has served as our Chief Financial Officer since June 1997. Mr. Kelly served as our Corporate Controller from June 1996 to June 1997. Mr. Kelly graduated from the University of Florida with a Bachelor of Science Degree in Finance and holds a Master of Business Administration from the University of Florida. Prior to joining us, Mr. Kelly worked as an associate with a seed capital fund that assisted start-up technology companies. Prior to that, Mr. Kelly worked in the cellular industry with Bell South Mobility, Inc.

         FRANCISCO SUAREZ WARDEN, CPA. has been a director since February 2000. Mr. Suarez is the Director of Human Resources for Groupo Financiero Bancomer in Mexico. He has over 25 years of senior management experience with U.S. companies operating in Latin America, including Mexico and Brazil. Mr. Suarez is a former President of the Mexican Institute of Financial Executives and Vice President of the Board of the National Chapter. He received his CPA degree from the Instituto Tecnologico de Monterrey, Mexico.

         H.R. SHEPHERD has been a director since November 1996. Since 1993, Mr. Shepherd has served as special advisor to the Chairman of Medeva PLC, a pharmaceutical company. From 1955 to 1993 Mr. Shepherd served as Founder and Chairman of Armstrong Pharmaceuticals, previously known as Aerosol Techniques, a pharmaceutical drug delivery company which was acquired by Medeva PLC. Mr. Shepherd is the Chairman of the Albert F. Sabin Vaccine Foundation.

         WILLIAM ROBIN BLACKHURST has served as director since January 1998. Mr. Blackhurst retired in 1997 after serving as managing director for the Sao Paulo office of UBS Securities LLC since 1994. Prior to 1994, Mr. Blackhurst was engaged in managerial positions at Banco Multiplic S.A., ACP, Inc. and Brazil Venture Capital Partic. Ltda. Mr. Blackhurst holds a Master of Arts degree in Law from the Balliol College, Oxford University in England.

         Directors are elected at our annual meeting of shareholders and serve a term of one year or until their successors are elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

         Our Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee administers our stock option plan and makes recommendations to the full Board of Directors concerning compensation, including incentive arrangements, of our officers and key employees. The Audit Committee reviews the engagement of the independent accountants and reviews the independence of the accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent accountants and the adequacy of our internal accounting controls. Additionally, the Audit Committee reviews any affiliated transactions by us. Independent directors comprise a majority of each of the Compensation Committee and the Audit Committee.

KEY EMPLOYEES

         VICENTE BORGES SOARES has been the Chief Operating Officer of our Brazilian operations since December 1999. From May 1995 to December 1999, he served as Commercial Director of our Brazilian operations. Prior to that, Mr. Borges Soares was a Managing Partner and Commercial Director of Grupo Maspa. Mr. Borges Soares is also President and Treasurer of the Academic Directory of XXI of April at the Campinas State University. Mr. Borges Soares graduated from the Universidade de Campinas with a Master in Dentistry.

         PAULO ALOUCHE has served as Executive Vice President of Sales and Marketing since January 1998. Prior to that, he served as Sales and Marketing Director at Microtec since 1989. Prior to 1989, Mr. Alouche was employed as a Support Engineer at Elebra Informatica Ltda. Mr. Alouche holds a Bachelor of Science degree in Production Engineering from Universidade Paulista and another Bachelor of Science degree in Business Administration, with an emphasis in Marketing, from Fundacao Getulio Vargas.

         SERGIO LIMA has been the Financial Director of our Brazilian operations since December 1995. Prior to joining us, Mr. Lima served as the Credit and Collections Manager for Filcril Com. Imp. e Exp. Ltda., a computer products dealer, and Credit and Collections Manager for Sonata Ind. de Aparelhos Electronicos Ltda., a sound systems manufacturer. Mr. Lima has a degree in Business Administration from the Pontificia Universidade Catolica de Sao Paulo.

         GERSON VASCONCELOS PASQUINI has served as Chief Technology Officer of our Brazilian operations since October 1998. He has over 20 years experience in the Technology / Systems Development area, most recently in senior technical management positions with the software companies SID Informatica and Situal Informatica. Mr. Vasconcelos graduated in 1978 from the Faculdades Integradas Tereza Martin with a Bachelor of Science in Mathematics.

         RANDOLPHO ABREU PEREIRA DA SILVA joined Microtec in 1997 as Senior Vice President of Consumer Sales. He was the founder and President of Techshop, a computer and peripherals retailer which we acquired in 1997. He has over 15 years experience in the Brazilian computer industry. Mr. Pereira received a degree in Economics from the Pontificia Universidade Catolica of Minas Gerais in 1983.

EMPLOYMENT AGREEMENTS

         Messrs. Georges C. St. Laurent III and William C. St. Laurent are each parties to two-year employment agreements which terminate on December 31, 2002. Under the terms of each employment agreement, Messrs. St. Laurent and St. Laurent will each receive annual compensation of $240,000. In the event that either Georges C. St. Laurent, III or William C. St. Laurent were to die or become disabled anywhere outside Brazil, that individual, or his estate, would receive his annual compensation for 12 months. In the event that either was to become disabled in Brazil, that individual would receive his annual compensation for 24 months. In the event that either was to die in Brazil, that individual's estate would receive that individual's compensation for the greater of 24 months or the remaining term of the employment agreement.

EXECUTIVE COMPENSATION

         The following table sets forth information relating to the compensation paid by us for the past three fiscal years to: (1) our Chairman and Chief Executive Officer; and (2) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 1999 (collectively, the "Named Executive Officers"):

                                                                                             STOCK        ALL OTHER ANNUAL
NAME AND PRINCIPAL POSITION               YEAR              SALARY        BONUS          OPTIONS (#)         COMPENSATION
---------------------------               ----              ------        -----          -----------         ------------
Georges C. St. Laurent III,               1999            $192,000         $50,000                --               --
   Chairman of the Board                  1998            $240,000         $50,000                --               --
   and Chief Executive                    1997            $240,000              --                --               --
   Officer

William C. St. Laurent,                   1999            $192,000         $50,000                --               --
    President and                         1998            $240,000         $50,000                --               --
    Chief Operating Officer               1997            $240,000              --                --               --

Edward A. Kelly                           1999            $100,000         $30,000            25,000               --
    Chief Financial                       1998            $100,000         $18,063                --               --
    Officer                               1997             $68,500         $13,000            27,500               --



OPTION GRANTS

         During the year ended December 31, 1999, we granted options to purchase 25,000 shares of our common stock to Edward A. Kelly. The options are exercisable at a price of $9.00 per share and are exercisable over a five year period. Other than this, no other options were granted to the Named Executive Officers during the year ended December 31, 1999.

AGGREGATED FISCAL YEAR-END OPTIONS VALUE TABLE

         The table below sets forth certain information pertaining to unexercised stock options held by the named executive officers during the year ended December 31, 1999. No stock options were exercised by the named executive officers during the year ended December 31, 1999. The closing price of our common stock on December 31, 1999 was $8.00.

                                                                                                  VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED OPTIONS                  IN-THE-MONEY
                                                             HELD  AT DECEMBER 31, 1999         OPTIONS AT DECEMBER 31, 1999
                                 SHARES                   -------------------------------       ------------------------------
                               ACQUIRED ON     VALUE
NAME                            EXERCISE     REALIZED        EXERCISABLE    UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
----                            --------     --------        -----------   --------------     -----------   -------------

Georges C. St. Laurent, III        --            --         2,075,700            --                  --         --
William C. St. Laurent             --            --         1,994,300            --                  --         --
Edward A. Kelly                    --            --            59,540            --             $47,450         --

STOCK OPTION PLAN

         Our 1996 Stock Option Plan provides for the grant of options to purchase up to 550,000 shares of our common stock to our employees, officers, directors, and consultants. Options may be either incentive stock options within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended, or non-qualified options. Incentive stock options may be granted only to employees, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees.

         This plan is administered by the Compensation Committee of the Board of Directors, which determines, among other things, those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of our common stock issuable upon the exercise of each option, and the option exercise price.

         The exercise price of an incentive stock option may not be less than the fair market value per share of our common stock on the date the option is granted. The exercise price of a non-qualified option may be established by the Board of Directors or the Compensation Committee. The aggregate fair market value of our common stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed

$100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to such person, 10% or more of the total combined voting power of all classes of our stock shall be eligible to receive any incentive stock options under this plan unless the exercise price is at least 110% of the fair market value of the shares of our common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to such limitations.

         Incentive stock options may not be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option may be exercised only by the optionee. In the event of termination of employment for cause or voluntary termination of employment by the optionee, the option will expire upon such termination. In the event of termination of employment other than by death or disability, for cause, or voluntary termination by the optionee, the optionee will have no more than thirty days after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by our Board of Directors. Upon termination of employment of an optionee by reason of death or permanent and total disability, such optionee's options remain exercisable for one year thereafter to the extent such options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

         Options under this plan must be issued within ten years from August 20, 1996, the effective date of this plan. Incentive stock options granted under this plan cannot be exercised more than ten years from the date of grant. Incentive stock options issued to a 10% shareholder are limited to five year terms. Options granted under this plan generally provide for the payment of the exercise price in cash and may provide for the payment of the exercise price by delivery to us of shares of our common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods. Therefore, if so provided in an optionee's grant, such optionee may be able to tender shares of our common stock to purchase additional shares of our common stock and may theoretically exercise all of his or her stock options with no additional investment other than the consideration paid for the purchase of such optionee's original shares.

         Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by us become available again for issuance under this plan.

         This plan may be terminated or amended at any time by the Board of Directors, except that the number of shares of our common stock reserved for issuance upon the exercise of options granted under this plan may not be increased without the consent of our shareholders.

         As of the date of this prospectus, options for 287,127 shares of our common stock have been issued pursuant to this plan. Such options were issued to our employees, directors and consultants at exercise prices ranging from $6.50 to $18.00 per share.

ADDITIONAL OPTIONS

         In November 1996, we issued 4 year options to purchase 4.4 million shares of our common stock to Georges C. St. Laurent III and William St. Laurent. Of these options, 1.1 million are exercisable at $13.64 per share, 1.1 million are exercisable at $18.18 per share and 2.2 million are exercisable at $22.73 per share. In June 1997, Georges C. St. Laurent III and William St. Laurent transferred 330,000 of these options exercisable at $13.64 per share to certain members of our management.

                              CERTAIN TRANSACTIONS

         In March 1999, we received a loan from Georges St. Laurent Jr., the father of Georges St. Laurent III, our Chairman of the Board and Chief Executive Officer, and William St. Laurent, our President and Chief Operating Officer, for $10.5 million. This loan was in addition to the $6.7 million in loans that we had received in 1998 from Georges St. Laurent Jr. The $6.7 million loans are evidenced by promissory notes, are secured by certain of our assets, bear interest at the annual rate of 10%, and are payable upon demand with 90 days' notice. The $10.5 million loan is evidenced by a promissory note bearing interest at the annual rate of 10%. At Mr. St. Laurent's option the note can be exchanged for a convertible note convertible at $9.25 per share should the loan not be repaid on demand with 90 days notice. In connection with this loan we issued to Georges St. Laurent Jr., warrants to purchase 300,000 shares of our common stock at an exercise price of $9.25 per share. During 1999, we repaid approximately $3.6 million of such loans.

         During 1999, we entered into transactions with an aggregate value of $3.5 million with ITC.net, an entity whose principal shareholders are Georges St. Laurent III and William St. Laurent. In 1998 we entered into transactions with an aggregate value of $1.1 million with ITC.net. As of December 31, 1999, we had a receivable outstanding from ITC.net of $1.6 million. Additionally, during 1998, we entered into a joint marketing agreement with ITC.net, whereby the two companies will cross sell each others' products. In consideration for the joint marketing agreement, ITC.net granted to our shareholders of record date March 1, 1999, warrants to purchase one share of ITC.net common stock for every share of our stock owned by the shareholder. The warrants have an exercise price of $0.15 per share and are non-exercisable and non-transferable until such time that there is an effective registration statement covering the securities of ITC.net.

         In September 1999, we formed a strategic alliance with Gateway that resulted in a $31.0 million investment by Gateway. The investment was in the form of a 10% convertible promissory note, with interest payable quarterly. The note matures on March 16, 2001 and is initially convertible at $11.02. We were also granted an option to acquire certain exclusive territorial rights in Brazil from Gateway. For this option, we issued 538,284 shares of our common stock to Gateway. In March 2000, we entered into a $10.0 million loan agreement with Gateway for the purchase of components. The one year loan bears interest at 10% per year payable quarterly. At the option of Gateway, the principal and/or interest on the note is convertible into our common stock if not repaid by us at maturity. During the year ended December 31, 1999, we purchased products valued at $2.6 from Gateway. At December 31, 1999, we had outstanding accounts payable to Gateway of $487,000.

         During 1999, we made loans to Georges C. St. Laurent III. The highest amount outstanding during the year was approximately $650,000. The balance outstanding at December 31, 1999 was $179,000.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. Our Amended and Restated Articles of Incorporation provide for the indemnification of our directors and officers to the fullest extent permitted by law.

         At present, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

         Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers, and controlling persons of ours pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

The following table shows common stock ownership with respect to:

         o each person known to us to be the beneficial owner of more than 5% of our common stock;
         o  each director and Named Executive Officer; and
         o  all of our directors and executive officers as a group.

This table assumes the following:

         o unless otherwise indicated, the address of each of the listed beneficial owners identified is c/o Vitech America, Inc., 2190 N.W. 89th Place, Miami, Florida 33172;
         o unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them;
         o a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus; and
         o as of the date of this prospectus there were issued and outstanding 16,345,939 shares of our common stock.

                                                                                       PERCENTAGE BENEFICIALLY OWNED
                                                                              ------------------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                     NUMBER OF SHARES       BEFORE THE OFFERING      AFTER THE OFFERING
------------------------------------                     ----------------       -------------------      ------------------
Georges C. St. Laurent, III                              6,232,610 (1)                 33.8%                        %
William C. St. Laurent                                   5,783,325 (2)(3)              31.5%                        %
H.R. Shepherd                                               53,000 (4)                   *                        *
William Robin Blackhurst                                    31,000 (5)                   *                        *
Francisco Suarez Warden                                     10,000 (6)                   *                        *
Edward A. Kelly                                            104,300 (7)                   *                        *
Georges C. St. Laurent, Jr.                              3,357,827 (8)                 20.1%                        %
    5115 Dubois Avenue
    Vancouver, WA 98661
Gateway Companies, Inc.                                  3,351,351 (9)                 17.5%                        %
    4545 Towne Centre Court
    San Diego, CA 92121
St. Denis J. Villere & Company, Inc.                     1,060,616                      6.5%                        %
    210 Baronne St., Suite 808
    New Orleans, LA 70112-1727
All directors and executive                             12,214,235 (10)                59.3%                        %
    officers as a group (6 persons)


-----------------------------
*    Less than 1%
(1)  Includes options to purchase 2,075,700 shares of common stock.
(2) Includes 2,485,608 shares of common stock held by Wolf Partners, a family Limited Partnership of which William C. St. Laurent is the general partner.
(3)  Includes options to purchase 1,994,300 shares of common stock.
(4)  Represents options to purchase shares of common stock.
(5)  Represents options to purchase shares of common stock.
(6)  Represents options to purchase shares of common stock.
(7)  Includes options to purchase 99,540 shares of common stock.
(8)  Includes options and warrants to purchase 387,467 shares of common stock.
(9)  Includes a note convertible into 2,813,067 shares of common stock.
(10) Includes options to purchase 4,263,540 shares of common stock.

                                 EXCHANGE RATES

         All references herein to the "REAL", "REAIS" or "R$" are to Brazilian REAIS, the official currency of Brazil. All references to "U.S. Dollars", "Dollars", "$" or "U.S.$" are to United States Dollars. The exchange rate of REAL amounts into U.S. Dollars was R$1.803 to U.S.$1.00 at December 31, 1999, based on the commercial selling as reported by Central Bank of Brazil. See "Exchange Rates" for information regarding exchange rates applicable to the Brazilian currency since January 1, 1993.

         There are two legal foreign exchange markets in Brazil: the commercial rate exchange market (the "Commercial Market") and the floating rate exchange market (the "Floating Market"). The Commercial Market is reserved primarily for foreign trade transactions and transactions that generally require prior approval from or registration with Brazilian monetary authorities, such as the purchase and sale of registered investments by foreign persons and related remittances of funds abroad. Purchases of foreign exchange in the Commercial Market may be carried out only through a financial institution in Brazil authorized to buy and sell currency in that market. The "Commercial Market Rate" is the commercial selling rate for Brazilian currency into U.S. Dollars, as reported by the Central Bank. The "Floating Market Rate" generally applies to transactions to which the Commercial Market Rate does not apply. Prior to the implementation of the REAL Plan, the Commercial Market Rate and the Floating Market Rate differed significantly at times. Since the introduction of the REAL, the two rates have not differed significantly, although there can be no assurance that there will not be significant differences between the two rates in the future. Both the Commercial Market Rate and the Floating Market Rate are reported by the Central Bank on a daily basis.

         Both the Commercial Market Rate and the Floating Market Rate are freely negotiated but are strongly influenced by the Central Bank, which typically intervened in the Commercial Market, prior to the implementation of the REAL Plan, in order to control fluctuations and to regulate disparities between the Commercial Market Rate and the Floating Market Rate. After implementation of the REAL Plan, the Central Bank allowed the REAL to float with minimal intervention. However, as described below, on March 6, 1995, the Central Bank announced its intention to intervene in the foreign exchange markets and has subsequently intervened in the markets and taken other actions affecting such markets.

         On March 6, 1995, the Central Bank announced that it would intervene in the market and buy or sell U.S. Dollars, establishing a band in which the exchange rate between the REAL and the U.S. Dollar could fluctuate. The Central Bank initially set the band with a floor of R$0.86 per U.S.$1.00 and a ceiling of R$0.90 per U.S.$1.00 and provided that, from and after May 2, 1995, the band would fluctuate between R$0.86 and R$0.98 per U.S.$1.00. Shortly thereafter, the Central Bank issued a new directive providing that the band would be between R$0.88 and R$0.93 per U.S.$ 1.00. On June 22, 1995, the Central Bank issued another directive providing that the band would be between R$0.91 and R$0.99 per U.S.$1.00. This was subsequently reset on January 30, 1996 to between R$0.97 and R$1.06 per U.S.$1.00 and on February 17, 1997 to between R$1.05 and R$1.14 per U.S.$1.00. On February 26, 1998, the band was once again reset to between R$1.13 and R$1.22 per U.S.$1.00. In January 1999, the Brazilian government allowed its currency, the REAL, to trade freely against other foreign currencies, which resulted in an immediate devaluation of the REAL against the U.S. Dollar. The REAL then traded in a range from R$1.2114 per U.S. $1.00 to R$2.17 per U.S. $1.00, closing the year at R$1.736 per U.S. $1.00.

         The following table sets forth the Commercial Market Rate for the periods indicated.

      --------------------------------------------------------------------------------------------------------------
                                                                EXCHANGE RATES OF UNITS OF BRAZILIAN CURRENCY PER
                                                                U.S.$1.00(1)
      --------------------------------------------------------------------------------------------------------------
      Years Ended December 31,                                  Low          High         Average(2)   Period End
      --------------------------------------------------------------------------------------------------------------
      1993                                                      0.004557     0.118584     0.032809     0.118584
      --------------------------------------------------------------------------------------------------------------
      1994                                                      0.120444     0.940000     0.645000     0.846000
      --------------------------------------------------------------------------------------------------------------
      1995                                                      0.834000     0.972600     0.917742     0.972500
      --------------------------------------------------------------------------------------------------------------
      1996                                                      0.972600     1.040700     1.005000     1.039400
      --------------------------------------------------------------------------------------------------------------
      1997                                                      1.039500     1.116400     1.080375     1.116400
      --------------------------------------------------------------------------------------------------------------
      1998                                                      1.116500     1.208700     1.164350     1.208700
      --------------------------------------------------------------------------------------------------------------
      1999                                                      1.207800     2.170000     1.851500     1.802000
      --------------------------------------------------------------------------------------------------------------
      Period Ended March 31,2000                                1.720000     1.855000     1.762333     1.736000
      --------------------------------------------------------------------------------------------------------------

------------

(1) Amounts expressed in nominal REAIS have been translated from the predecessor Brazilian currencies in effect during the relevant periods, at the rates of exchange at the times the successor currencies became the lawful currency of Brazil.
(2) Represents the average of the month-end exchange rates during the relevant period.

         Brazilian law provides that, whenever there is a serious imbalance in Brazil's balance of payments or serious reasons to foresee such imbalance, temporary restrictions may be imposed on remittances of foreign capital abroad. For approximately six months in 1989 and early 1990, for example, to conserve Brazil's foreign currency reserves, the Brazilian government froze all dividend and capital repatriations that were owed to foreign equity investors and held by the Central Bank. These amounts were subsequently released in accordance with Brazilian government directives.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         We are authorized to issue 30,000,000 shares of common stock, no par value per share, of which 16,345,939 shares of our common stock are outstanding as of the date of this prospectus. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available. In the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably all assets remaining after payment of liabilities. Holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities.

PREFERRED STOCK

         We are authorized to issue up to 3,000,000 shares of preferred stock, no par value per share, of which no shares are outstanding as of the date hereof. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights, and sinking fund provisions. The issuance of any preferred stock could adversely affect the rights of the holders of our common stock and, therefore, reduce the value of our common stock. The ability of our Board of Directors to issue preferred stock could discourage, delay, or prevent a takeover of our company. We have no plans to issue any shares of preferred stock.

NASDAQ NATIONAL MARKET

         Our common stock is traded on the Nasdaq National Market under the symbol "VTCH".

ANTI-TAKEOVER PROVISIONS OF FLORIDA LAW

         We may be subject to the affiliated transaction and the control-share acquisition provisions of Sections 607.0901 and 607.0902 of the Florida Business Corporation Act.

         These provisions of the Florida Business Corporation Act are designed to restrict the occurrence of highly coercive takeovers. It also limits certain related party transactions otherwise permissible under the Florida Business Corporation Act. The law specifically provides that certain transactions between a Florida corporation and an interested shareholder or affiliate or associate of the interested shareholder, defined as any person who beneficially owns more than 10% of the outstanding voting shares of the corporation, must be approved by the affirmative vote of at least two-thirds of the holders of the other voting shares.

         Transactions that require the approval of two-thirds of the voting shares beneficially owned by disinterested shareholders include: (1) mergers or consolidations with the interested shareholder; (2) the sale, lease, exchange, mortgage, pledge, transfer, or other disposition to the interested shareholder of five percent or more of either the corporation's total assets or total outstanding shares, or representing five percent or more of the earning power or net income of the corporation; (3) issuance or transfers of shares to the interested shareholder having a market value of five percent or more of the total market value of the corporation's outstanding shares (except pursuant to the exercise of stock warrants or rights, or a dividend or distribution pro rata to all shareholders); (4) a liquidation or dissolution of the corporation proposed by or pursuant to a written or unwritten agreement or understanding with the interested shareholder; (5) a reclassification of securities or other corporate reorganization with the interested shareholder that has the effect of increasing the percentage voting ownership of the interested shareholder by more than five percent; and (6) any receipt by the interested shareholder of a benefit, directly or indirectly, of any loans, advances, guarantees, pledges, other financial assistance, or tax credits or advantages provided by or through the corporation.

         Transactions that are approved by majority of disinterested directors are exempted from the above shareholder approval requirement. A disinterested director is defined to mean any person who was a member of the our Board of Directors before the date the interested shareholder became the owner of more than 10% of the outstanding voting shares of the corporation, or anyone who subsequently becomes a member of the Board of Directors with the approval of the majority of the disinterested directors.

         The control share acquisition provisions state that control shares acquired in an acquisition have no voting rights until a resolution is approved by a majority of shares entitled to vote.

         Approval of voting rights requires: (1) approval by each class entitled to vote separately, by majority vote and (2) approval by each class or series entitled to vote separately, by a majority of all votes entitled to be cast by that group excluding all control shares.

         If an acquiring person proposes to make or has made a control share acquisition, he may deliver to the issuing public corporation an acquiring person's statement. The acquiring person may then request that the corporation call a special meeting of the shareholders to consider granting rights to the control shares.

         If no acquiring person's statement has been filed, any control shares acquired in an acquisition may, after 60 days has passed since the last acquisition of control shares, be redeemed at their fair market value. If an acquiring person's statement is filed, the shares are not subject to redemption unless the shares are not given full voting rights by shareholders.

         The effect and intent of the control share acquisition provision is to deter corporate takeovers. Therefore, it is more likely than not that control of our company will remain in the hands of the existing principal shareholders.

TRANSFER AND WARRANT AGENT AND REGISTER

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, our common stock has traded on the Nasdaq National Market, and no prediction can be made as to the effect, if any, that future market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could cause the market price of the common stock to decline and could impair our future ability to raise capital through the sale of our equity securities.

SHARES OUTSTANDING AND FREELY TRADABLE IMMEDIATELY FOLLOWING THIS OFFERING

         After this offering, we will have an aggregate of         shares of
common stock outstanding. Of the        shares outstanding immediately after the
offering,        shares, including the       shares sold in this offering, will
be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, in this offering or in the public market may only be sold in compliance with the volume and manner of sale limitations of Rule 144 described below.

SHARES SUBJECT TO RULE 144

         The remaining __________ shares of common stock held by existing shareholders will be deemed restricted securities as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) promulgated under the Securities Act. These rules are summarized below.

         Subject to the lock-up agreements described below and the provisions of Rules 144 and 144(k), additional shares will be eligible for sale in the public market as follows:

                         NUMBER OF SHARES                      DATE
                   ------------------------------    -------------------------

                                                     As of the date of this
                                                     prospectus all of these
                                                     shares will be subject to
                                                     the volume and manner of
                                                     sale limitations of Rule
                                                     144; and

                                                     180 days after the date of
                                                     this prospectus all of
                                                     these shares will be
                                                     subject to the volume and
                                                     manner of sale limitations
                                                     of Rule 144.

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

         o  one percent of the then outstanding shares of common stock, which
            will equal approximately        shares immediately after this
            offering; or

         o the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of that sale is filed with the SEC, subject to restrictions.

         In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares are acquired from an affiliate of ours, the acquiring person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

         Upon closing we will have options to purchase a total of 4,742,127 shares of our common stock, all of which are currently exercisable. The outstanding options have a weighted average exercise price of $17.16 per share.

         Upon the closing of the offering,      shares will be issuable upon the
exercise of outstanding warrants. Upon the closing of the offering, 3,817,864 shares will be issuable upon exercise of other convertible securities which have been registered under the Securities Act.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement the form of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, the underwriters named below, acting through Joseph Charles & Assoc., Inc., as representative, have severally agreed to
purchase from us, and we have agreed to sell, an aggregate of        shares of
common stock. The underwriters' obligations to pay for and accept delivery of a comfort letter from our auditors, receipt of an opinion of our counsel and other closing conditions. The underwriters are committed to purchase all of the shares of common stock if any securities are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Joseph Charles & Assoc., Inc.

     Total....................................
                                                  ------------------

         The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers, who are members of the NASD, at such price
less an underwriting discount of 8% of the public offering price, or $     per
share. The underwriters may allow a concession of $       per share to dealers
that are members of the NASD. Joseph Charles & Assoc., Inc. may permit dealers
to reallow to other dealers securities and receive a reallowance of $       per
share. Until completion of this offering, the public offering price, the underwriting discount, concession and reallowances will not be changed.

         We have agreed to pay Joseph Charles & Assoc., Inc. a non-accountable expense allowance of 2% of the aggregate offering price of the securities sold in this offering, including any shares purchased pursuant to the over-allotment option, of which $25,000 has been paid.

         We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, as amended, in connection with this offering.

         We have granted to the underwriters an option, exercisable until      ,
2000, to purchase up to      additional shares of the common stock at the public
offering price, less underwriting discounts and a pro rata portion of the non-accountable expense allowance. The underwriters may exercise this option solely to cover over-allotments, if any, made in the sale of the securities offered hereby. Generally, to the extent that these options are exercised, each underwriter will become obligated to purchase approximately the same percentage of such additional securities as the percentage of securities it was originally obligated to purchase as set forth above.

         We have agreed to sell to Joseph Charles & Assoc., Inc. or its designees, for nominal consideration, the representative's common stock purchase
warrants to purchase an aggregate of      shares of common stock at a price of $
per share. The shares of common stock subject to the representative's warrants will be identical to the shares of common stock offered to the public hereby in all respects. All of the representative's warrants will be exercisable for a four-year period commencing one year after the date of the consummation of this offering. The representative's warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of securities that may be purchased upon the occurrence of specified certain specified events. The representative's warrants will also grant the holders thereof certain rights of registration of such warrants and the shares of common stock issuable upon exercise of such warrants.

         Until the distribution of securities in this offering is completed, the rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase the securities. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purchases for the purpose of maintaining the price of the securities. If the underwriters create a short position in the securities in connection with this offering, i.e., if they sell more shares of common stock or warrants than are set forth on the cover page of this prospectus, the underwriters may reduce the short position by purchasing common stock in the open market. Joseph Charles & Assoc., Inc. may also elect to reduce any short position by exercising all or part of the over-allotment option described above. In addition, Joseph Charles & Assoc., Inc. may impose a penalty bid on certain underwriters and selling group members. This means that if Joseph Charles & Assoc., Inc. purchases shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the underwriters and selling group members that sold those securities as part of this offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of that security. Neither Joseph Charles & Assoc., Inc. nor any of the underwriters makes any representations or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither Joseph Charles & Assoc., Inc. nor any of the underwriters makes any representations that Joseph Charles & Assoc., Inc. or any such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

         The underwriters have informed us that sales to any account over which the underwriters exercise discretionary authority will not exceed 1% of this offering.

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Atlas Pearlman, P.A., Fort Lauderdale, Florida. Members of Atlas Pearlman, P.A. own ______ shares of our common stock. Certain matters will be passed upon for the underwriters by Kirkpatrick & Lockhart LLP, Beverly Hills, California.

                                     EXPERTS

         The audited consolidated financial statements of Vitech America, Inc., as of December 31, 1998 and 1999, and for each of the three fiscal years in the period ended December 31, 1999, included in this Prospectus, have been audited by Pannell Kerr Forster PC, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              AVAILABLE INFORMATION

         We are subject to the informational reporting requirements of the Exchange Act, and file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us may be inspected at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, our common stock is quoted on the Nasdaq National Market. Reports and other information concerning us may be inspected at the National Association of Securities Dealers Inc., 1735 K Street, Washington D.C. 20006.

         We filed with the Commission a registration statement on Form S-1 under the Securities Act, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Any document we file may be read and copied at the Commission's public reference room at 450 Fifth Street, N.W. in Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Commission are available to the public from the Commission's Website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                    [TO COME]

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders
Vitech America, Inc.

We have audited the accompanying consolidated balance sheet of Vitech America, Inc. and Subsidiaries as of December 31, 1998 and December 31, 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 financial statements of Microtec Sistemas Industria e Comercio S.A. (Microtec), a subsidiary, which statements reflect revenues of $34,714,000 for the period July 10, 1997 (date of acquisition) through December 31, 1997 and are included in the consolidated totals. The financial statements of Microtec were audited by other auditors whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for Microtec, is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vitech America, Inc. and Subsidiaries as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/  Pannell Kerr Forster PC
-----------------------------
New York, New York
April 12, 2000

                              VITECH AMERICA, INC.
                           CONSOLIDATED BALANCE SHEET


                                                                                          DECEMBER 31,
                                                                                -----------------------------------
                                                                                     1998               1999
                                                                                ----------------  -----------------
                                                      ASSETS
Current assets
     Cash and cash equivalents                                                      $   7,719,185    $   1,024,420
     Accounts receivable, net                                                          75,893,857       58,772,833
     Inventories, net                                                                  40,351,585       28,678,882
     Deferred tax asset                                                                        --        1,510,000
     Taxes receivable credits                                                                  --        2,468,391
     Due from officers                                                                         --          179,093
     Investment in subordinated debentures - short term                                14,676,585               --
     Other current assets                                                               8,538,379        1,321,502
                                                                                    -------------    -------------
                  Total current assets                                                147,179,591       93,955,121

Property and equipment, net                                                            19,696,097       24,113,528
Investment in subordinated debentures - long term                                       2,677,906               --
Investments                                                                             1,248,434        1,104,222
Goodwill, net                                                                          20,191,646       19,097,686
Deferred tax asset                                                                      1,567,000               --
Other assets                                                                            3,106,301       10,167,620
                                                                                    -------------    -------------

                  Total assets                                                      $ 195,666,975    $ 148,438,177
                                                                                    =============    =============

                                           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
     Trade accounts payable                                                         $  36,748,951    $  25,208,408
     Accrued expenses                                                                   4,811,130        1,986,919
     Taxes payable                                                                      1,804,792               --
     Deferred tax liability                                                             1,041,000          940,000
     Notes payable - related party                                                      6,700,000       13,564,505
     Current maturities of long-term debt                                                 863,021        1,371,757
     Short-term debt                                                                   25,036,536        4,949,846
                                                                                    -------------    -------------
                  Total current liabilities                                            77,005,430       48,021,435
                                                                                    -------------    -------------

Long-term liabilities
     Convertible notes                                                                 13,730,535       43,882,921
     Long-term debt                                                                     2,709,655        2,808,789
                                                                                    -------------    -------------
                           Total long-term liabilities                                 16,440,190       46,691,710
                                                                                    -------------    -------------

Commitments and contingencies

Shareholders' equity
     Preferred stock, no par value, 3,000,000 shares authorized, no shares issued              --               --
     Common stock, no par value, 30,000,000 shares authorized,
        14,635,655 and 16,345,939 shares issued and outstanding                        60,844,866       72,385,718
     Accumulated other comprehensive loss                                              (4,607,064)     (43,541,146)
     Retained earnings                                                                 45,983,553       24,880,460
                                                                                    -------------    -------------
                  Total shareholders' equity                                          102,221,355       53,725,032
                                                                                    -------------    -------------
                  Total liabilities and shareholders' equity                        $ 195,666,975    $ 148,438,177
                                                                                    =============    =============



See notes to consolidated financial statements

                              VITECH AMERICA, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                           YEAR ENDED
                                                                                          DECEMBER 31,
                                                                       ----------------------------------------------------
                                                                             1997              1998             1999
                                                                       ----------------------------------- ----------------
Net sales                                                            $    117,537,403   $  195,334,579   $  100,423,084

Cost of sales                                                              76,813,191      115,630,389       59,655,561
                                                                     ----------------   --------------   --------------
         Gross profit                                                      40,724,212       79,704,190       40,767,523

Selling, general and administrative expenses                               18,167,737       41,586,843       28,496,987
                                                                     ----------------   --------------   --------------
         Income from operations                                            22,556,475       38,117,347       12,270,536
                                                                     ----------------   --------------   --------------
Other (income) expenses
     Interest expense                                                       6,416,206       17,021,670       15,488,266
     Interest (income)                                                     (1,866,222)      (8,240,546)      (2,464,155)
     Discount on sale of receivables                                        1,497,412        7,496,268        4,103,247
     Other expense (income)                                                        --               --       (2,719,065)
     Foreign currency exchange losses                                       2,665,224        1,603,670       19,009,336
     Other financing expenses                                                 (36,000)       1,079,609               --
                                                                     ----------------   --------------   --------------
         Total other expenses                                               8,676,620       18,960,671       33,417,629
                                                                     ----------------   --------------   --------------
         Income (loss) before provision (benefit) for
         income taxes and minority interest                                13,879,855       19,156,676      (21,147,093)
Provision (benefit) for income taxes                                          980,510        2,007,830          (44,000)
                                                                     ----------------   --------------   --------------
         Income (loss) before minority interest                            12,899,345       17,148,846      (21,103,093)
Minority interest                                                             107,084         (713,166)              --
                                                                     ----------------   --------------   --------------
                  Net income (loss)                                  $     12,792,261   $   17,862,012    $ (21,103,093)
                                                                     ----------------   --------------   --------------

Earnings (loss) per common share - Basic:

       Net income (loss)                                             $     12,792,261   $   17,862,012    $ (21,103,093)
       Weighted common shares                                              11,924,422       13,166,157       14,899,862
       Net income (loss) per common share                            $           1.07   $         1.36    $       (1.42)
                                                                     ----------------   --------------   --------------

Earnings (loss) per common share - Assuming dilution:

       Net income (loss)                                             $     12,792,261   $   17,862,012    $ (21,103,093)
       Weighted common shares                                              12,033,798       13,348,269       14,899,862
       Net income (loss) per common share                            $           1.06   $         1.34    $       (1.42)
                                                                     ----------------   --------------   --------------




See notes to consolidated financial statements

                              VITECH AMERICA, INC.
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              For the Years Ended December 31, 1997, 1998 and 1999

                                                                                                 ACCUMULATED
                                              NUMBER OF          COMMON         RETAINED        COMPREHENSIVE
                                                SHARES            STOCK         EARNINGS            LOSS             TOTAL
                                           ----------------- ---------------- ---------------- ---------------- -----------------
Balance at December 31, 1996                     11,794,705   $  20,203,903   $  15,329,280    $          --    $  35,533,183

       Issuance of common stock for
        cash from the exercise of
        warrants ($9.09 per share)                   22,327         202,960              --               --          202,960

       Issuance of common stock for
        acquisition of business
        ($12.73 per share                           212,145       2,700,000              --               --        2,700,000

       Issuance of common stock for
        acquisition of businesses
        ($16.25 per share)                          146,462       2,379,985              --               --        2,379,985

       Net income                                        --              --      12,792,261               --       12,792,261
                                              -------------   -------------   -------------    -------------    -------------

Balance at December 31, 1997                     12,175,639      25,486,848      28,121,541               --       53,608,389

      Issuance of common stock for cash
        from the exercise of warrants
        ($9.09 per share)                             2,200          20,000              --               --           20,000

      Issuance of common stock for cash
        from the exercise of warrants
        ($12.73 per share)                           27,500         350,075              --               --          350,075

      Issuance of common stock for
        conversion of notes payable
        ($14.40 average price per share)          2,430,316      34,987,943              --               --       34,987,943

      Net income                                         --              --      17,862,012               --       17,862,012

      Foreign currency translation
        adjustment                                       --              --              --       (4,607,064)      (4,607,064)
                                              -------------   -------------   -------------    -------------    -------------

Balance at December 31, 1998                     14,635,655      60,844,866      45,983,553       (4,607,064)     102,221,355

      Issuance of common stock for
        acquisition of Gateway
        territorial rights option
        ($8.06 average price per share)             538,284       4,340,184              --               --        4,340,184

      Issuance of common stock for
        payment of financing expenses and
        other debt ($6.58 average price per
        share)                                      222,000       1,461,398              --               --        1,461,398

      Issuance of common stock for
        conversion of notes payable
        ($6.04 average price per share)             950,000       5,739,270              --               --        5,739,270

      Net (loss)                                         --              --     (21,103,093)              --      (21,103,093)

      Foreign currency translation
        adjustment                                       --              --              --      (38,934,082)     (38,934,082)
                                              -------------   -------------   -------------    -------------    -------------
Balance at December 31, 1999                     16,345,939   $  72,385,718   $  24,880,460    $ (43,541,146)   $  53,725,032
                                              -------------   -------------   -------------    -------------    -------------

See notes to consolidated financial statements

                              VITECH AMERICA, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                      YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------------
                                                                              1997             1998              1999
                                                                         ---------------- ----------------  ---------------
Cash flows from operating activities
     Net income (loss)                                                  $     12,792,261     $  17,862,012    $(21,103,093)
     Adjustments to reconcile net income (loss) to net cash provided
          (used) in operating activities
              Depreciation                                                     1,184,707         2,584,643       3,164,680
              Amortization of goodwill                                           321,369           924,949       1,093,960
              Amortization of deferred costs                                          --            77,846       2,076,507
              Minority interest                                                  107,084          (713,166)             --
              Other financing expenses                                                --         1,079,609       1,059,290
              Gain on sale of business                                                --                --      (2,700,898)
              Provision for doubtful accounts                                    286,276         3,314,367      (1,644,251)
              Provision for inventory obsolescence                                    --           913,546      (1,228,750)
              Deferred income taxes                                             (398,995)          669,000        (215,303)
              Changes in assets and liabilities
                Accounts receivable                                          (22,137,077)      (39,980,910)      8,301,780
                Inventories                                                  (12,259,189)       (6,918,044)       (490,318)
                Other assets                                                  (4,855,932)       (6,097,756)         81,142
                Trade accounts payable                                         1,858,457        21,266,311      (8,416,009)
                Accrued expenses                                                 502,512         1,679,460        (347,314)
                Due to/from officers                                            (298,411)          370,623        (179,093)
                Income and sales taxes payable                                (1,333,389)        3,315,737        (596,279)
                                                                        ----------------  ---------------- ---------------
                  Net cash provided (used) in operating activities           (24,230,327)          348,227     (21,143,949)
                                                                        ----------------  ---------------- ---------------
Cash flows from investing activities
     Purchases of property and equipment                                      (6,597,303)       (7,266,677)     (9,630,614)
     Proceeds from sale of business, net of cash sold                                 --                --         663,882
     Payment for business acquisitions, net of cash acquired                 (10,376,969)       (3,810,166)             --
     Other investments                                                          (398,440)          (66,802)       (271,615)
                                                                        ----------------  ---------------- ---------------
                  Net cash (used) in investing activities                    (17,372,712)      (11,143,645)     (9,238,347)
                                                                        ----------------  ---------------- ---------------
Cash flows from financing activities
     Deferred financing expense                                                 (637,609)       (1,804,204)       (524,000)
     Net proceeds (payments) under short-term bank borrowings                 13,443,649         6,848,617     (16,259,131)
       Net payments of taxes payable                                            (230,236)         (163,077)       (206,110)
     Proceeds from notes payable - related party                               5,000,000         6,700,000      10,500,000
     Repayment of notes payable - related party                              (10,000,000)               --      (3,635,495)
       Proceeds from convertible note - related party                         20,000,000                --              --
     Proceeds from convertible notes                                          38,608,250                --      41,000,000
       Repayments of convertible notes                                                         (11,173,215)     (6,167,634)
     Payment of note payable for business acquisition                         (3,718,750)       (2,231,250)             --
     Proceeds from notes payable                                                 768,225                --
     Repayment of notes payable                                                 (886,549)       (1,236,975)       (571,046)
     Net proceeds from sale of common stock                                      202,960           370,075              --
                                                                        ----------------  ---------------- ---------------
                  Net cash provided (used) by financing activities            62,549,940        (2,690,029)     24,136,584
                                                                        ----------------  ---------------- ---------------

Foreign exchange effect on cash and cash equivalents                                  --        (1,500,000)       (449,053)

                                                                        ----------------  ---------------- ---------------
                  Net increase (decrease) in cash and cash equivalents        20,946,901       (14,985,447)     (6,694,765)

Cash and cash equivalents - beginning of year                                  1,757,731        22,704,632       7,719,185
                                                                        ----------------  ---------------- ---------------
Cash and cash equivalents - end of year                                 $     22,704,632     $   7,719,185    $  1,024,420
                                                                        ================  ================ ===============

See notes to consolidated financial statements

                              VITECH AMERICA, INC.


                                                                                          YEAR ENDED
                                                                                         DECEMBER 31,
                                                                         ----------------------------------------------
                                                                            1997              1998             1999
                                                                         --------------  ---------------- -------------
Supplemental disclosure of cash flow information
     Cash paid during the year for
         Interest and discount on sale of receivables                     $ 6,836,325   $   12,504,000 $    14,915,825
                                                                          -----------   -------------- ---------------
         Income taxes                                                     $   565,446   $   351,552    $            --
                                                                          -----------   -------------- ---------------

Supplemental schedule of non-cash investing and financing activities
       Conversion of note payable to 950,000 shares of common stock       $        --   $        --      $   5,739,270
                                                                          -----------   -------------- ---------------
       Issuance of 222,000 shares of common stock as payment for
         financing expenses and other debt                                $        --   $         --     $   1,461,398
                                                                          -----------   -------------- ---------------
       Issuance of 538,284 shares for acquisition of territorial rights
         option                                                           $        --   $          --    $   4,340,184
                                                                          -----------   -------------- ---------------
       Conversion of notes payable to 2,430,316 shares of common stock    $        --   $   34,154,500   $          --
                                                                          -----------   -------------- ---------------
       Note receivable in partial payment for sale of business            $        --   $          --    $   2,637,126
                                                                          -----------   -------------- ---------------
       Investment in property and equipment through financing
         agreements                                                       $   871,503   $   2,122,330    $   2,160,000
                                                                          -----------   -------------- ---------------
       Issuance of common stock and a note payable for the
         acquisitions of subsidiaries                                     $11,029,985   $          --    $          --
                                                                          -----------   -------------- ---------------











See notes to consolidated financial statements

                              VITECH AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999

NOTE 1 - ORGANIZATION AND PRINCIPAL INDUSTRY

Vitech America, Inc. (the "Company"), a Florida corporation, was incorporated in June 1993. The Company, through its subsidiaries, is engaged in the manufacture and sale of computer equipment and related products. On March 7, 1995, the majority shareholders of the Company formed Bahiatech Bahia Tecnologia, Ltda. ("Bahiatech") and on October 12, 1995, the Company acquired a 99% interest in Bahiatech. Bahiatech, located in Ilheus, Bahia, Brazil, is engaged in the manufacture and sale of computer and electronic equipment and their components. On July 10, 1997, the Company acquired a 94.4% interest in Microtec Sistemas Industria e Comercio S.A. ("Microtec"). Microtec, located in Sao Paulo, Brazil, is engaged in the manufacture and sale of computers and related products. In September 1998, the Company acquired an additional 4.1% interest in Microtec to bring its total ownership interest up to 98.5%. In November 1997, the Company acquired a controlling interest in Techshop Ltda., Tech Stock Ltda. (collectively "Techshop") and Rectech - Recife Tecnologia Ltda. ("Rectech"), all of which are located in Brazil and are engaged in the distribution and retail sale of computers and related equipment. In December 1998, the Company acquired an additional interest in Techshop Ltda., Tech Stock Ltda. and Rectech - Recife Tecnologia Ltda., to bring its ownership interest up to 99% for each.

During the year ended December 31, 1999, the Company consolidated the operations and transferred certain assets and liabilities of its Brazilian subsidiaries, Bahiatech, Techshop, and Rectech, into the operations of Microtec. The remaining operations of Bahiatech which were not transferred to Microtec included certain assets and liabilities associated with Bahiatech's consumer electronics manufacturing business. Principally all of the assets and liabilities of Techshop and Rectech were transferred to Microtec. After the transfer the Company sold Bahiatech with its consumer electronics operation, Techshop, and Rectech to an unrelated third party for an aggregate sales price of $4 million and recorded a gain on the sale of $2.7 million which is included in other (income) expense in the accompanying consolidated statement of operations for the year ended December 31, 1999. The terms of the sale were $850,000 in cash and the Company received a four year note, payable in equal monthly installments, for the balance. The Company discounted the note at the effective interest rate of 9% per annum.

All of the sales of the Company are concentrated in Brazil, with approximately 9%, 0% and 0% to one unrelated customer in 1997, 1998 and 1999, respectively.

On June 15, 1998, the Board of Directors of the Company, approved a 10% common stock dividend to be distributed to shareholders of record of the Company's common stock as of July 13, 1998. The common stock issued as a result of this stock dividend was distributed on July 27, 1998. All references in this report to the common stock of the Company and net income per common share have been recalculated to reflect the 10% common stock dividend.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during reporting periods. Actual results could differ from these estimates.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less at the time of acquisition to be a cash equivalent. The Company maintains its cash in bank deposit accounts which, at times, may exceed

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out method or average cost method) or market. Inventories consist primarily of components and subassemblies and finished products held for sale. Rapid technological change and new product introductions and enhancements could result in excess or obsolete inventory. To minimize this risk, the Company evaluates inventory levels and expected usage on a periodic basis and records adjustments as required.

Certain components and products that meet the Company's requirements are available from a limited number of suppliers. The rapid rate of technological change and the necessity of developing and manufacturing products with short life-cycles may intensify these risks. The inability to obtain components and products as required, or to develop alternative sources, if and as required in the future, could result in delays or reductions in product shipments, which in turn could have a material adverse effect on the Company's business, financial condition, and results of operations.

DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of the Company's financial instruments is a reasonable approximation of fair value, except for related party debt which is not practical to estimate as no similar market exists for these instruments.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. The cost of maintenance and repairs is charged against results of operations as incurred. Depreciation is computed over the estimated service lives of the related assets using the straight-line method. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recognized.

REVENUE RECOGNITION

The Company's policy is to record revenues upon transfer of title to the customer. Title transfers to the customer upon receipt of the merchandise by the customer.

The Company discounts all of the sales associated with its "10X" consumer financing program using a present value calculation with an imputed annual rate of 15%. Such 10X program enables customers to enter into a consumer contract with the Company whereby the customer makes equal monthly payments over a specified term ranging from 6 to 24 months. The discounted portion of such revenues is then recognized over the remaining term of the contract.

PURCHASED AND DEVELOPED SOFTWARE

The Company capitalizes the qualifying costs of developing its software products. Capitalization of such costs requires that technological feasibility has been established. The Company defines the establishment of technological feasibility as the completion of all planning, designing, coding and testing activities that are necessary to establish products that meet design specifications, including functions, features and technical performance requirements. Development costs incurred prior to the establishment of technological feasibility are expensed as incurred. When the software is fully documented and available for unrestricted sale, capitalization of development costs ceases, and amortization commences and is computed on a product-by-product basis, based on a straight-line basis over the economic life of the product.

The Company capitalizes as purchased software the costs associated with software products either purchased from other companies for resale or developed by other companies under contract with the Company. The cost of the software is amortized on the same basis as capitalized software development costs. The amortization period is re-evaluated quarterly

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

with respect to certain external factors including the estimated economic life and changes in software and hardware technologies.

The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Realization of capitalized software costs is subject to the Company's ability to market its software products in the future and generate cash flows sufficient to support future operations.

GOODWILL

Goodwill, representing the excess of the cost over the net tangible and identifiable assets of acquired businesses, is stated at cost and is amortized, on a straight-line basis, over the estimated future periods to be benefited (20 years). On an annual basis, the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows from the acquired businesses. At December 31, 1998 and 1999, the accumulated amortization of goodwill was $1,246,318 and $2,340,278, respectively.

INVESTMENTS

Investments include land held for development which is carried at cost and is comprised of undeveloped parcels near Ilheus, Bahia, Brazil.

RESEARCH AND DEVELOPMENT

Research and product development costs are expensed as incurred. For the years ended December 31, 1997, 1998 and 1999, research and development expenses amounted to $1,346,000, $1,736,000, and $2,919,000, respectively.

INCOME TAXES

The Company applies the asset and liability approach to financial accounting and reporting for income taxes. The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce the deferred tax asset to the amount that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities.

Microtec operates in the North-east region of Brazil and enjoys an exemption from income taxes through and including the year 2007. Microtec is entitled to an exemption from income taxes on the Brazilian operating profit ("Lucro da Exploracao") once twenty percent of the budgeted production goals in units are met in each year during the exemption period. This benefit is reported as a reduction of income tax expense for the period in which earned.

NET INCOME (LOSS) PER SHARE

Basic and diluted earnings (loss) per share ("EPS") are calculated in accordance with SFAS 128, "Earnings Per Share". Basic EPS is computed by dividing reported net income (loss) by the weighted average shares outstanding. Diluted EPS assumes the conversion of outstanding convertible debt and the dilutive effect of stock options and warrants. The following table sets forth the computation of basic and diluted earnings (loss) per share:

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                       -----------------------------------------------
                                            1997             1998           1999
                                       --------------  --------------   --------------
Net income (loss) for basic
  income (loss) per common share        $ 12,792,261   $ 17,862,012   $(21,103,093)

Adjustments to net income (loss) (a)              --             --             --
                                        ------------   ------------   ------------
Net income (loss) for diluted
  income (loss) per common share        $ 12,792,261   $ 17,862,012   $(21,103,093)
                                        ------------   ------------   ------------

Weighted average number of shares
  for basic income (loss) per share       11,924,422     13,166,157     14,899,862

Dilutive securities:
    Stock options (b)                         81,746        142,515             --
    Warrants (b)                              27,630         39,597             --
    Convertible debt (a)                          --             --             --
                                        ------------   ------------   ------------

Weighted average number of shares
  for diluted income (loss) per share     12,033,798     13,348,269     14,899,862
                                        ------------   ------------   ------------
Net income (loss) per common share:
    Basic                               $       1.07   $       1.36   $      (1.42)
                                        ------------   ------------   ------------
    Assuming Dilution                   $       1.06   $       1.34   $      (1.42)
                                        ------------   ------------   ------------

(a) For the years ended December 31, 1997, 1998, and 1999, the effects on earnings per share of the 10% convertible notes (see Note 12), which are convertible into 3,990,447; 930,369; and 4,005,380 shares of common stock, respectively, would have been antidilutive and therefore are not included in the above computation.

(b) For the year ended December 31, 1999, the effect on earnings per share of 4,065 outstanding stock options and 11,150 outstanding warrants would have been antidilutive and therefore are not included in the computation.

For the year ended December 31, 1997, there were 3,326,400 outstanding stock options not included in the computation of diluted earnings per share of common stock because the options' exercise prices were greater than the average market price of the common shares. For the year ended December 31, 1998, there were 3,300,000 outstanding stock options not included in the computation of diluted earnings per share of common stock because the options' exercise prices were greater than the average market price of the common shares. For the year ended December 31, 1999, there were 4,798,282 outstanding stock options and 859,101 outstanding warrants not included in the computation of diluted earnings per share of common stock because the options' and warrants' exercise prices were greater than the average market price of the common shares.

TRANSLATION INTO U.S. DOLLARS

The financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles and are stated in U.S. Dollars. Until December 31, 1997, amounts in Brazilian currency were remeasured into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 ("SFAS 52") as it applies to entities operating in highly inflationary economies. The assets and liabilities of the Company's subsidiaries were translated into U.S. Dollars at exchange rates in effect at the balance sheet date for monetary items and at historical rates for nonmonetary items. Revenue and expense accounts are translated at the average exchange rate in effect during each month, except for those accounts that relate to nonmonetary assets and liabilities which are translated at historical rates.

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

Effective January 1, 1998, the Company determined that Brazil ceased to be a highly inflationary economy under SFAS 52. Accordingly, as of January 1, 1998, the Company began using the Brazilian currency, the REAL, as the functional currency of its Brazilian subsidiaries. As a result, all assets and liabilities are translated into Dollars at period end exchange rates and all income and expense items are translated into U.S. Dollars at the average exchange rate prevailing during the period. Any translation adjustments are reflected as a component of shareholders' equity. In addition, the Company recorded a currency exchange transaction loss associated with Dollar-denominated monetary assets and liabilities held by the Company's Brazilian subsidiaries.

EXEMPTION OF VALUE ADDED TAX (ICMS)

Microtec is exempt from ICMS (Value Added Tax) on imported materials and components, and on the sales of the finished products arising from such raw materials through and including the year 2005. The benefits are reflected in sales and cost of sales.

INTERNATIONAL OPERATIONS

The Company operates in one industry segment (the manufacture and distribution of computer and electronic equipment and related products) and manufactures and markets its products and services through its foreign subsidiaries located in Brazil. As a result, principally all of the Company's sales and operations are subject to certain risks, including adverse developments in the foreign political and economic environment, exchange rates, tariffs and other trade barriers, staffing and managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's financial condition or results of operations in the future. During 1998 and 1999, the Company did not enter into any significant foreign exchange contracts as a hedge against exposures to fluctuations in currency exchange rates associated with its foreign subsidiaries.

STOCK-BASED COMPENSATION

The Company accounts for its stock option plan in accordance with Accounting Principles Board Opinion No. 25 (APB Opinion No. 25) and related interpretations. The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123). The Company has included in note 13, the impact of the fair value of employee stock-based compensation plans on net income and earnings per share on a pro forma basis for awards granted.

COMPREHENSIVE INCOME

         The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" during the year ended December 31, 1998. SFAS 130 establishes rules for the reporting and presentation of comprehensive income (loss) and its components. The Company's comprehensive income (loss) is comprised of net income (loss) adjusted for foreign currency translation. For the year ended December 31, 1997, comprehensive income and reported net income were the same. For the year ended December 31, 1998, comprehensive income was $13.3 million as compared to reported net income of $17.9 million. Comprehensive income includes a cumulative translation adjustment of $4.6 million associated with the translation of the Company's subsidiary financial statements to the U.S. Dollar. For the year ended December 31, 1999, the Company had a comprehensive loss of $60 million as compared to a reporting net loss of $21.1 million. The comprehensive loss includes a cumulative translation adjustment of $38.9 million.

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

SEGMENT DATA

During 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS 131 did not affect the consolidated financial position or results of operations of the Company. Management has determined it operates in one industry segment.

NEW ACCOUNTING PRONOUNCEMENT

In June of 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal years beginning after June 15, 2000. The objective of the statement is to establish accounting and reporting standards for derivative instruments and hedging activities. The Company may use foreign currency forward contracts, a derivative instrument, to hedge foreign currency transactions and anticipated foreign currency transactions. The adoption of this new accounting pronouncement is not expected to be material to the Company's consolidated financial position or results of operations.

NOTE 3 - RELATED PARTY TRANSACTIONS

As discussed in note 8, the Company has outstanding debt obligations to a related party.

During 1998 and 1999, the Company bought and sold products and services from/to ITC.net, an entity related through common ownership, valued in the amount of approximately $1.1 million and $3.5 million, respectively. At December 31, 1998, the Company had a payable outstanding to ITC.net of $329,548 included in trade accounts payable. As of December 31, 1999, the Company had a receivable outstanding from ITC.net of $1.6 million which is included in trade accounts receivable. Additionally, during 1998, the Company entered into a joint marketing agreement with ITC.net, whereby the two companies will cross sell each others products. In consideration for the joint marketing agreement, ITC.net granted to the Company's shareholders of record date March 1, 1999, warrants to purchase one share of ITC.net common stock for every share of the Company owned by the shareholder. The warrants have an exercise price of $0.15 per share and are non-exercisable and non-transferable until such time that there is an effective registration statement covering the securities of ITC.net.

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable as of December 31 consisted of the following:

                                        1998           1999
                                  -------------   --------------
Trade accounts receivables        $ 81,393,935    $ 62,628,660
Allowance for doubtful accounts     (5,500,078)     (3,855,827)
                                  ------------    ------------
                                  $ 75,893,857    $ 58,772,833
                                  ============    ============

In April 1998, the Company entered into an accounts receivable financing program with Technology Acceptance Corp. ("TAC"), an independently owned special purpose corporation, whereby certain of its accounts receivable may be sold by the Company's subsidiary (the "Seller") to TAC. The program is a $150 million collateralized global medium term note program whereby TAC may issue notes which are collateralized by the purchased accounts receivable. TAC is an exempted company incorporated under the laws of the Cayman Islands. One hundred percent (100%) of TAC's voting shares are held by a Cayman Islands trust. TAC is a special purpose company that was established solely to participate in the securitization, to acquire and hold the designated receivables and to issue collateralized notes under a note program. TAC

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

has covenanted in the indenture pursuant to which the notes are issued, not to engage in any activities other than those contemplated by the indenture. The receivables constitute the principal asset of TAC.

During the year ended December 31, 1998, the Company completed the sale of an aggregate face amount of approximately $140 million of its accounts receivable to TAC at a discount of approximately $7.5 million for cash and a subordinated debenture. The subordinated debenture is a revolving, non-interest bearing, bearer note, which constitutes the Company's retained interest in the program. (See Note 5.)

There is a repurchase provision whereby the Seller, as defined in the program, is required to repurchase the receivables sold to TAC under certain circumstances, including default under the program, delinquencies or violations of certain concentration limits. The repurchase obligation may be satisfied by transferring to TAC, for no additional consideration, an aggregate amount of additional receivables, the net present value of which is equal to the repurchase price. If the net present value of the receivables available to affect such substitution is less than the repurchase price thereof, then a cash payment must be paid for the excess of the repurchase price over the net present value of the additional receivables transferred to TAC pursuant to such substitution. The U.S. parent company of the Seller, Vitech America, Inc., serves as guarantor of the repurchase obligation. If the repurchase obligation is not complied with on or prior to the required repurchase date, the U.S. parent company is required to deposit, within twenty-four hours of the expiration of the required repurchase date, the amount of the repurchase price not paid. As a result of the structure of the program, at December 31, 1999, there is a contingent liability in the amount of approximately $41 million which represents the balance, at face value, of the accounts receivable sold to TAC. The Company maintains an allowance for doubtful accounts on its balance sheet with respect to the sold receivables.

NOTE 5 - INVESTMENT IN SUBORDINATED DEBENTURES

In connection with the TAC financing program whereby the Company receives cash and subordinated debentures (which represents its retained interest in the program) in consideration for the sale of its accounts receivable to TAC, the Company has an investment in subordinated debentures at December 31 as follows:

                         1998           1999
                    -------------   -----------

Current portion     $14,676,585   $          --
Long term portion     2,677,906              --
                    -----------   -------------
      Total         $17,354,491   $          --
                    ===========   =============

The subordinated debentures are U.S. Dollar denominated, non-interest bearing bearer notes that are subordinated to the senior notes issued by TAC and arise from the overcollateral amount and the unpaid principal amount of each series of senior notes outstanding. The financing program requires a minimum overcollateral ratio, as defined, of 125%. With the exception of amounts payable to it on any excess overcollateral date, as defined, the bearer of the debenture will not be entitled to receive any payment until the final termination date, as defined, of the program. The overcolleral ratio of the program at December 31, 1998 was approximately 127%.

In January 1999, the Brazilian government allowed its currency, the REAL, to trade freely against other foreign currencies, which resulted in an immediate devaluation of the REAL against the U.S. Dollar in excess of 30%. With the post devaluation exchange rates of the REAL to the U.S. Dollar, the overcollateral ratio for TAC fell below its required minimum which caused trigger and default events, as defined, of the TAC program. As a result, the Company has not been selling any of its accounts receivable to TAC, and may not, other than pursuant to its repurchase obligation. Additionally, with the devaluation of the REAL against the U.S. Dollar in excess of the overcollateral ratio, the Company's residual interest in the program represented by the subordinated debentures has been written down to zero from its values at December 31, 1998.

In June 1999, TAC received approval on a consent solicitation proposal made to the holders of TAC notes for temporary and permanent adjustments to the structure of the TAC program in order to allow the TAC program to operate more effectively in the post devaluation environment. With the approval of the consent solicitation, TAC paid a 1% fee to the

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

holders of TAC notes and the Company put up additional collateral (in the form of eligible accounts receivable) for the benefit of the TAC note holders to put the collateralization ratio at 100%. Since June, however, because of the continuing difficult economic conditions of Brazil, the poor payment performance of the receivables held by TAC and the conditions of the financial markets which have prohibited TAC from refinancing its short-term obligations, TAC has not had the liquidity available to meet its current obligations which has caused trigger and default events for TAC. Considering these events, the TAC program is expected to remain in default and to self-amortize over the life of the receivable portfolio held by TAC. The Company also believes that TAC will no longer be a viable financing source for the Company in the future. While the Company believes that it will continue to be able to maintain its obligations under the repurchase provision and that it has adequately reserved for such contingent liability, there can be no assurances that the Company will have available the required accounts receivables or cash liquidity to affect such repurchases.

NOTE 6 - INVENTORIES

Inventories as of December 31 are summarized as follows:

                                                            1998             1999
                                                      ----------------  ----------------
Finished goods                                        $     8,962,317   $   3,856,000
Work in process                                               893,905          24,000
Components in the factory                                  22,886,048      21,175,385
Components in transit  (a)                                  9,039,315       3,824,747
                                                      ----------------  ----------------
                                                           41,781,585      28,880,132

Less allowance for obsolescence                            (1,430,000)       (201,250)
                                                      ----------------  ----------------
                                                      $    40,351,585   $  28,678,882
                                                      ================  ================

(a) Components in transit consist of inventories in the Company's Miami, Florida facility and inventories in route to the Company's factories in Brazil.

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment at December 31 is summarized as follows:

                                                            1998              1999
                                                      -----------------  ----------------
Property                                               $    3,889,000     $   2,267,675
Furniture, office and transportation
 equipment                                                  8,198,197         9,453,885
Warehouse and manufacturing equipment                       7,029,570         8,692,503
Computers and telecommunications equipment                  4,066,794        10,923,857
Construction in progress and projects                       1,604,516           395,505
                                                      -----------------  ----------------
                                                           24,788,077        31,733,425

Less accumulated depreciation                             (5,091,980)       (7,619,897)
                                                      -----------------  ----------------
                                                       $   19,696,097     $  24,113,528
                                                      =================  ================

The Company leases equipment under capital leases (see note 10 and 15). As of December 31, 1998 and 1999, the cost of such equipment approximated $2,223,000 and $4,383,000, respectively. As of December 31, 1998 and 1999, accumulated amortization of equipment under capital leases was approximately $260,000 and $701,000, respectively.

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

NOTE 8 - NOTES PAYABLE AND CONVERTIBLE DEBT - RELATED PARTY

The Company had the following note payable to an affiliate of the majority shareholders' at December 31:

                                                                          1998               1999
                                                                    -----------------  -----------------
Promissory notes payable, due on demand with 90 days
  notice bearing interest at 15% in 1998 and 10% in 1999          $       6,700,000  $      13,564,505

In March of 1999, the Company received loans from a related party, Georges C. St. Laurent Jr., ("GSL Jr."), the father of Georges C. St. Laurent III, the Chairman of the Board and Chief Executive Officer of the Company, and William St. Laurent, the President and Chief Operating Officer of the Company, for the principal amount of $10.5 million in addition to the $6.7 million in loans that the Company had received in 1998 from such related party. The $10.5 million loan bears interest at the annual rate of 10% and is payable upon demand with 90 days notice. The loan is evidenced by a promissory note and, at the makers option, can be exchanged for a convertible note (convertible at $9.25) should the loan not be repaid at maturity. In connection with the loan, the Company issued four year warrants to purchase 300,000 shares of the Company's common stock at a purchase price of $9.25 per share. During 1999, the Company repaid approximately $3.6 million of such loans.

On June 26, 1997, the Company completed a private placement of a two year senior convertible note to GSL Jr. for the principal amount of $10 million. The note accrued interest at an annual rate of 10% payable monthly and was convertible into Common Stock, in whole or in part, at the rate of one share of Common Stock for each $13.64 of principal converted. The proceeds of the note were used for the acquisition of Microtec and for general working capital purposes. On July 15, 1998, GSL Jr. converted such note into an aggregate of 755,333 shares of Common Stock, which included 22,000 shares as an incentive for GSL Jr. to convert such note.

On August 19, 1997, the Company entered into a loan agreement with GSL Jr. for a principal amount of up to $10,000,000 to be evidenced by senior convertible notes. The notes had a two year term and accrued interest at an annual rate of 10% payable monthly and were convertible into Common Stock, in whole or in part, at the rate of one share of Common Stock for each $14.64 of principal converted. On August 19, 1997, the Company issued the first of such notes for the principal sum of $5,000,000. On October 10, 1997, the Company issued the second of such notes for the principal sum of $5,000,000. The proceeds of the notes were used for general working capital purposes. The Company registered the resale of the shares of Common Stock issuable upon conversion. On July 15, 1998, GSL Jr. converted such notes into an aggregate of 703,727 shares of Common Stock, which included 21,497 shares as an incentive for GSL Jr. to convert such notes.

During 1997, 1998 and 1999, the Company incurred interest expense of $1,265,754, $77,424, and $1,365,475, respectively, in connection with related party loans. In addition, during 1998 the Company recorded a financing expense of $706,500 for the issuance of the additional shares included as an incentive for GSL Jr.'s conversion of the notes.

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

NOTE 9 - SHORT-TERM DEBT

Short-term debt consists of the following at December 31:

                                                                         1998              1999
                                                                    ----------------  ----------------
Short-term bank loans denominated in Brazilian currency bearing interest rates averaging 2.5% per month and maturing
  on a revolving basis                                              $   11,629,143    $    3,094,430


Short-term bank loans denominated in U.S. Dollars,
  bearing interest rates averaging 1% per month and maturing
  on a revolving basis                                                  13,407,393         1,855,416
                                                                    ----------------  ----------------
                                                                    $   25,036,536    $    4,949,846
                                                                    ================  ================


Weighted average interest rate on short-term borrowing amounted to approximately 1% and 1.5% per month for the years ended December 31, 1998 and 1999, respectively.

As of December 31, 1999, the Company had available approximately $20 million in unused credit facilities at various banks in Brazil at rates of approximately 2.5% per month and subject to certain collateral requirements as defined.

NOTE 10 - LONG-TERM DEBT

Long-term debt at December 31, 1998 and 1999 is summarized as follows:

                                                                           1998              1999
                                                                     -----------------  ----------------
Construction loan payable                                                         $   623,305    $        --

Note payable maturing October 1999 which requires monthly payments of $10,503 applied first to interest at 6.67% per annum and the balance to
 reduction of principal                                                                92,074             --

Note payable maturing September 2001 which requires quarterly payments of
 $13,075 applied first to interest at 10.5% per annum and the balance to
 reduction of principal                                                               123,529         82,625

Note payable maturing August 2001 which requires monthly payments of $750 applied first to interest at 9.9% per annum and the balance to reduction
 of principal.  (Repaid in 1999)                                                       20,578             --

Note payable maturing September 2001 which requires monthly payments of $10,754 applied first to interest at 8.47% per annum and the balance to reduction
 of principal                                                                              --        209,214

Capital leases payable (a)                                                          1,622,621      3,473,071

Others                                                                              1,090,569        415,636
                                                                                  -----------    -----------
                                                                                    3,572,676      4,180,546

Less current maturities                                                              (863,021)    (1,371,757)
                                                                                  -----------    -----------
                                                                                  $ 2,709,655    $ 2,808,789
                                                                                  ===========    ===========

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

(a) In March 1998, the Company entered into a capital lease for $1,200,000 for the purchase of manufacturing equipment. The capital lease has a term of 60 months, bears an adjustable interest rate (currently 9.9%) and requires a monthly payment of $25,437. In October 1998, the Company entered into a capital lease for $529,105 for the acquisition of equipment. The capital lease has a term of 3 years and bears an annual interest rate of 9.7% and requires quarterly payments of $51,000. In November 1999, the Company restructured an operating lease for computer software as a capital lease in the principal amount of $2,160,000. The capital lease has a term of 36 months and bears an annual interest rate of 10.29% and requires monthly payments of $70,000.

Maturities of long-term debt at December 31, 1999 are as follows:

   YEAR ENDING
   DECEMBER 31,
   ------------
       2000               $   1,371,757
       2001                   1,599,456
       2002                     912,305
       2003                     259,738
       2004                      37,290
                          ----------------
                          $   4,180,546
                          ----------------

NOTE 11 - INCOME TAXES

The components of the provision for income taxes are as follows:

                     1997           1998            1999
                -------------  --------------- ---------------
Current

     Federal     $    39,342    $        --    $        --
     State                --             --             --
     Foreign         989,718      1,338,830             --
                 -----------    -----------    -----------
                   1,029,060      1,338,830             --
                 ===========    ===========    ===========
Deferred

     Federal              --             --             --
     State                --             --             --
     Foreign         (48,550)       669,000        (44,000)
                 -----------    -----------    -----------
                     (48,550)       669,000        (44,000)
                 -----------    -----------    -----------
                 $   980,510    $ 2,007,830    $   (44,000)
                 ===========    ===========    ===========

There were no material reconciling items between the U.S. Federal Statutory tax rate and the effective tax rate on U.S. based income.

Included in the accompanying balance sheet at December 31, 1998, is a non-current deferred tax asset of $1,567,000 and a current deferred tax liability of $1,041,000 related to the operations of Microtec. Included in the accompanying balance sheet at December 31, 1999, is a current deferred tax asset of $1,510,000 and a current deferred tax liability of $940,000 related to the operations of Microtec. Deferred income taxes reflect the effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes calculated using enacted rates in effect in the years in which the differences are expected to reverse and (b) tax-loss carryforwards.

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

Principal components of deferred tax assets and liabilities included in the balance sheet at December 31 are as follows:

                                               1998              1999
                                          --------------    -------------
Deferred tax assets (liabilities)

  Net operating loss carryforward            $ 1,567,000    $ 3,719,000
  Operating costs currently not deductible       925,000      1,850,000
  Revenues currently not taxable              (1,966,000)    (2,711,000)
                                             -----------    -----------
                                                 526,000      2,858,000

  Less valuation allowance                            --     (2,288,000)
                                             -----------    -----------
          Net deferred tax assets            $   526,000    $   570,000
                                             ===========    ===========

The valuation allowance at December 31, 1999 relates entirely to the deferred tax assets generated by the Company's U.S. operations and is principally attributable to the net operating loss carryforward available to the Company to offset future taxable income. The change in the valuation allowance for 1999 resulted from a valuation allowance placed on the deferred tax assets of the Company based on management's evaluation of the likelihood of the realization of the future benefits related to these accounts. Although the realization of the net deferred tax asset is not assured, management believes such realization is more likely than not to occur. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period should be reduced.

At December 31, 1999, the Company had the following net operating tax loss carryforwards in the indicated geographical areas with the following expiration dates:

     Brazil (Microtec)             $    6,485,000      No expiration date
     United States (Vitech U.S.         5,500,000      Expires during the
     operations)                                       years 2018 and 2019

The Brazilian federal statutory income tax rate varies according to the level of income and to the taxes and levies applicable to any one year. The federal statutory income tax rate applicable to the subsidiary is a composite rate approximating 33% for 1998 and 1999. This rate includes a 8% (for 1998) and 12% (for 1999) federal levy on net income, sometimes referred to as Social Contribution. The difference from the effective tax rate and the composite rate relates to the income tax exemption of Microtec as described in note 2.

As of December 31, 1998 and 1999, the Company has not provided for withholding or U.S. federal income taxes on accumulated undistributed earnings of its foreign subsidiaries as the Company does not intend to distribute such earnings in the foreseeable future. The cumulative undistributed earnings of the Company's foreign subsidiaries amounted to $39,430,996 and $23,536,302 at December 31, 1998 and 1999, respectively. (See note 13.)

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

NOTE 12 - CONVERTIBLE NOTES

Convertible notes at December 31 are as follows:

                                                           1998         1999
                                                       ------------  ------------
10% convertible notes due October 2000, convertible
    at $10 (subject to adjustment in certain events)   $13,280,535   $ 1,875,156
10% convertible notes due October 2000, convertible
    at $11 (subject to adjustment in certain events)            --       557,765
10% convertible note due September 2000,
    convertible at $10                                     450,000       450,000
10% convertible notes due May 2001, convertible
    at $11 (subject to adjustment in certain events)            --    10,000,000
10% convertible note due March 2001, convertible
    at $11.02                                                   --    31,000,000
                                                       -----------   -----------
                                                       $13,730,535   $43,882,921
                                                       ===========   ===========

On October 31, 1998, the holders of an aggregate principal amount of $17,967,320 of the Company's convertible notes exercised their put right, pursuant to the terms of the notes, and requested the Company to repurchase the remaining balance of the notes at a put price equal to 110% of the principal amount. In accordance with the terms of the notes, the Company was to pay the put price in four equal monthly installments commencing November 30, 1998, with interest on each installment accruing at the rate of 10% per annum. The Company made the first two of such payments on November 30, 1998 and December 31, 1998. In February 1999, the Company entered into an agreement with the holders to repay the remaining principal outstanding on the notes over a five month period commencing March 31, 1999, with monthly principal payments of approximately $2 million plus accrued interest. The Company repaid a portion of the notes during this period and in a series of transactions between April and July of 1999, the holders of such convertible notes sold the remaining principal balance of $5,237,745 of their notes to an unrelated third party investor. Simultaneously with such sale, the Company amended and restated the terms of the convertible notes and entered into revised put and call agreements for the notes. The revised terms provide the note holder with a conversion price equal to $11 per share and provide the holder with the right to require the Company to repurchase the notes at a premium during a put period, as defined in the agreement. In the event the Company declines to repurchase the notes upon the exercise of a holder put option during a put period, the conversion price of the note would be adjusted to equal 85% of the market price, as defined. In October 1999, the holders of these notes exercised their put right to require the Company to repurchase these notes at a premium, as defined in the agreement, which resulted in the conversion of a principal amount of $4,679,765 plus accrued interest and put premiums of their notes into 950,000 shares of the Common stock of the Company. As of December 31, 1999, there was a principal amount of $557,765 outstanding on such notes.

In May 1999, the Company completed a private placement of a $10 million convertible debenture. The debenture is a two year 10% note convertible into the Company's common stock at an initial conversion price of $11. The debenture contains a provision whereby the holder may require the Company to repurchase the debenture after nine months at a price equal to 112% of the principal amount and on a quarterly basis thereafter at a price adjusted accordingly. Should the holder elect to require the Company to repurchase the debentures, the Company may repay the debentures in four equal monthly payments. If the Company elects not to repurchase the notes, the conversion price of the debentures will be adjusted to equal 85% times the market price, as defined, at the time of conversion. The Company issued 100,000 warrants to purchase shares of the Company's common stock in connection with this financing and 36,364 warrants to the placement agent. The investors were accredited and sophisticated and was provided with and had access to relevant information concerning the Company. The security was exempt from registration pursuant to Rule 506 of Regulation D and
Section 4(2) of the Securities Act.

In September 1999, the Company formed a strategic alliance with Gateway Companies Inc. ("Gateway") which resulted in a $31 million investment by Gateway in the form of a 10% convertible promissory note. The note is convertible at $11.02, bears interest at 10% per annum with interest payable quarterly, and matures in March 2001. (See note 17.)

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

During the years ended December 31, 1998 and 1999, the Company incurred financing expense of approximately $1,150,000 and $1,777,000, respectively, in connection with the put and call provisions of convertible notes. During the year ended December 31, 1998, the Company incurred a financing expense of $373,109 for the issuance of additional shares of common stock as an incentive for conversion of certain convertible notes. In addition, during the year ended December 31, 1999, the Company incurred fees and expenses of approximately $1,724,000 in connection with the issuance of convertible notes which are being amortized over the life of the notes.

NOTE 13 - SHAREHOLDERS' EQUITY

COMMON STOCK

Information on warrants is shown in the following table:

                                               WARRANTS          WARRANTS            PRICE            WEIGHTED
                                             OUTSTANDING        EXERCISABLE          RANGE         AVERAGE PRICE
                                           -----------------  ----------------  ----------------- -----------------
Balances at December 31, 1996                     250,026            30,026   $    9.09 - 12.73 $           12.27
  Granted in 1997                                 241,387           241,387        8.00 - 15.00             15.00
  Became exercisable                                   --           220,000               12.73             12.73
  Warrants exercised                             (22,326)          (22,326)                9.09              9.09
                                           -----------------  ----------------  ----------------- -----------------

Balance at December 31, 1997                      469,087           469,087        9.09 - 15.00             13.62
  Granted in 1998                                      --                --                  --                --
  Became exercisable                                   --                --                  --                --
  Warrants exercised                             (29,700)          (29,700)        9.09 - 12.73             12.46
                                           -----------------  ----------------  ----------------- -----------------

Balance at December 31, 1998                      439,387           439,387        9.09 - 15.00             13.94
  Granted in 1999                                 436,364           436,364        9.25 - 13.20             10.09
  Became exercisable                                   --                --                  --                --
  Warrants exercised                                   --                --                  --                --
  Warrants expired                                (5,500)           (5,500)                9.09              9.09
                                           -----------------  ----------------  ----------------- -----------------
Balance at December 31, 1999                      870,251           870,251   $    8.00 - 15.00 $           10.97
                                           -----------------  ----------------  ----------------- -----------------

Of the warrants outstanding, 192,500 expire in November 2001, 241,387 expire in October 2002, 300,000 expire in July 2003, and 136,364 expire in May 2004.

SUBSIDIARY RETAINED EARNINGS AND DIVIDENDS

For the foreseeable future, Microtec does not intend to distribute any retained earnings to the U.S. parent company, Vitech America, Inc., but intends to reinvest such earnings, if any, in the development and expansion of its business. Up to now, substantially all of the retained earnings of the Company on a consolidated basis have been attributable to the Company's Brazilian subsidiaries including Microtec. Microtec is exempted from the payment of Brazilian federal income tax through and including the year 2007, provided that the Company meets certain budgeted production goals. The Company is not exempted from the payment of a federal social contribution tax of approximately 12% of pre-tax income. The normal rate of federal taxation on a non-exempt basis is 33%. Tax exemption benefits cannot be distributed as dividends to the U.S. parent company in U.S. Dollars and are segregated for capital reserves and offsetting accumulated losses in accordance with Brazilian law. For the years ended December 31, 1997, 1998 and 1999 the tax exemption benefits amounted to approximately $3,000,000 ($0.25 per share), $5,600,000 ($0.42 per share), and
$0, respectively.

                              VITECH AMERICA, INC.
             Notes to Consolidated Financial Statements (continued)
                                December 31, 1999

STOCK OPTIONS

Information on stock options is shown in the following table:

                                               OPTIONS            OPTIONS            PRICE            WEIGHTED
                                             OUTSTANDING        EXERCISABLE          RANGE         AVERAGE PRICE
                                           -----------------  ----------------  ----------------- -----------------
Balances at December 31, 1996                 4,744,663          4,605,260        $  .04  - 22.73  $        18.10
Granted in 1997                                 144,427                 --          8.18  - 16.36           12.16
Became exercisable                                   --            176,437           .04  - 16.36            8.09
Exercised                                      (152,130)          (152,130)          .04  -  1.16             .07
Other                                            24,387            (26,180)                    --              --
                                             ----------         ----------      -----------------  --------------
Balances at December 31, 1997                 4,761,347          4,603,387           .04  - 22.73           18.40
Granted in 1998                                  33,000                 --                  14.09           14.09
Became exercisable                                   --            103,730           .04 -  14.09            4.51
Exercised                                       (11,440)           (11,440)                   .04             .04
Other                                           (28,600)            (2,200)                    --              --
                                             ----------         ----------      -----------------  --------------
Balances at December 31, 1998                 4,754,307          4,693,477            .04 - 22.73           18.14
Granted in 1999                                  86,300                 --           9.00 - 18.00            9.59
Became exercisable                                                 147,130             .04 - 1.16             .23
Exercised (a)                                   (38,260)           (38,260)            .04 - 1.16             .32
                                             ----------         ----------      -----------------  --------------
Balances at December 31, 1999 (b)             4,802,347          4,802,347       $     .04 - 22.7   $       18.44
                                             ---------          ----------      -----------------  --------------

(a) Such exercised options consisted of options issued by principal shareholders to certain employees of the Company. The exercise of such options did not result in the issuance of new shares by the Company.

(b) Of the options outstanding at December 31, 1999, 90,220 consist of options issued by principal shareholders to certain employees of the Company. The exercise of such options will not result in the issuance of new shares by the Company. The remainder of such options consist of options granted by the Company to purchase shares from the Company.

In January 1997, 1998 and 1999, the Company granted options to purchase up to 22,000, 33,000 and 40,000 shares of common stock to directors with an exercise price of $8.18, $14.09 and $9.00 per share, respectively.

During 1997, the Company granted options to purchase a total of 82,827 shares of the Company's common stock at exercise prices of from $10.91 to $16.36 per share to a related party. Such options were granted in connection with consulting services performed for the Company. The options are exercisable for a five year period. The options were issued pursuant to the provisions of the Company's 1996 Stock Option Plan.

In June 1997, the majority shareholders of the Company transferred a portion of their options totaling 330,000 to purchase shares of the Company's common stock to certain members of the Company's management. The options are exercisable at $13.64 per share, and were transferred with the same terms and conditions as originally granted.

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, no compensation cost has been recognized because stock options granted under the plans were at exercise prices which were equal to or greater than market value at date of grant. Had compensation expense been determined as provided in SFAS 123 for stock options using the Black-Sholes option-pricing model, the pro forma effect on the Company's net income (loss) and per share amounts would have been:

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

                                            1997               1998               1999
                                       ----------------  ------------------ -----------------
Net income (loss)
    As reported                      $     12,792,261  $       17,862,012 $    (21,103,093)
    Pro forma                              12,565,061          17,680,512      (21,329,103)

Income (loss) per share
    Basic
          As reported                $           1.07  $             1.36 $          (1.42)
          Pro forma                              1.05                1.34            (1.43)
    Assuming dilution
          As reported                $           1.06  $             1.34 $          (1.42)
          Pro forma                              1.04                1.32            (1.43)

The fair value of each option grant is calculated using the following weighted average assumptions:

                                         1997             1998          1999
                                     --------------   -------------  ----------
Expected life (years)                     4                4              5
Interest rate                             6%               6%             6%
Volatility                               30%              40%            25%
Dividend yield                            0%               0%             0%

NOTE 14 - MAJOR SUPPLIERS

The Company purchased merchandise principally from suppliers located in the United States. In 1997, one unrelated supplier accounted for 12% of total purchases. In 1998, purchases from one unrelated supplier account for approximately 15.5% of total purchases. In 1999, no one supplier accounted for in excess of 10% of total purchases.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

In February 2000, the Company entered into a five-year noncancelable lease agreement for an office and warehouse building in Miami, Florida, at an annual rental of approximately $146,000. The lease requires the Company to pay for its proportionate share of real estate taxes, insurance and other taxes and assessments.

The Company's Brazilian operations are centered in the states of Sao Paulo and Bahia. The Company leases approximately 15,000 square feet of office space in Sao Paulo for an annual rent of approximately $156,000. The lease on such property expires in April 2000 with an option to renew for up to three more years. The Company is currently evaluating the renewal of the lease. The Company leases approximately 160,000 square feet of manufacturing and administrative space in Ilheus for an annual rent of approximately $122,000. Such lease expires in May 2000, with an option to renew for up to three years. The Company is currently evaluating the renewal of such lease and the possible purchase of the facility. In addition, the Company leases warehouse and retail space in Recife and Belo Horizonte.

In 1998, the Company entered into operating leases for equipment ranging from 36 to 84 months and requiring monthly payments of $105,965. These leases are noncancelable and expire at various dates through 2005.

In December 1998, the Company entered into sale leaseback transaction, whereby the Company sold a net amount of $2,500,000 of assets to an unrelated third party. The Company in turn entered into an operating lease for the use of the assets. In November 1999, the Company restructured an operating lease for computer software as a capital lease in the principal amount of $2,160,000.

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

The following are the minimum lease payments that will have to be made in each of the years indicated based on capital and operating leases (inclusive of the warehouse and office lease) in effect as of December 31, 1999:

                                      CAPITAL        OPERATING
                                      LEASES           LEASES
                                      ------           ------

2000                             $    1,367,329    $     622,029
2001                                  1,261,664          592,563
2002                                    993,579          522,199
2003                                    287,731          514,489
2004                                    191,821          514,489
Thereafter                                   --          268,663
                                   --------------   --------------
Total minimum lease payments          4,102,124    $   3,034,432
                                                    --------------
Less amount representing
  interest                            (629,053)
                                   --------------
Present value of minimum
  lease payments                      3,473,071
Less current portion                (1,216,458)
                                   --------------
Long term portion                $    2,256,613
                                   --------------

Rent expense under all operating leases in 1997, 1998 and 1999, was approximately $495,000, $831,000, and $948,000, respectively.

The Company has a revolving line of credit in the amount of $2,000,000 with Eastern National Bank in Miami, Florida, with which the Company maintains its primary banking relationship. This credit line is secured by a lien on certain property owned by the Company. The credit line bears interest at a floating rate equal to prime plus two. As of December 31, 1999, there was $1.8 million owed under the facility.

The Company is subject to inspections and potential claims arising out of the conduct of its business, principally in connection with tax, labor and government regulatory matters, and is the defendant in certain legal actions arising from its normal business practice. While the ultimate results of inspections, claims, administrative processes and lawsuits cannot be determined, management does not expect that the resolution of such matters will have a material effect on the financial position or future results of operations of the Company.

NOTE 16 - RETIREMENT SAVINGS PLAN

Effective April 1, 1997, the Company established a retirement savings plan which qualifies under Section 401(k) of the Internal Revenue Code. This retirement plan allows eligible employees to contribute a percentage of their income on a pretax basis to the plan. The Company matches 25% of the first 6% of the employee's contribution. Such matching Company contributions are invested in shares of the Company's common stock and have a five-year vesting period. In addition, the plan provides for a discretionary employer contribution which may be determined each year by the Company's Board of Directors. The Company made no contributions to the plan during 1997, 1998 or 1999 other than the Company's 25% matching amounts.

NOTE 17 - GATEWAY STRATEGIC ALLIANCE

In April 1999, the Company received a short-term loan from Gateway for the principal amount of $11 million, bearing interest at the annual rate of 10%. The loan originally had a term of 90 days, but was extended by mutual agreement to 180 days. The proceeds of the loan were used for the repayment of indebtedness and for general working capital purposes. This short term-loan was repaid in full out of the proceeds from a convertible note investment by Gateway made in September 1999 as discussed below.

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

In September 1999, the Company formed a strategic alliance with Gateway which resulted in a $31 million investment by Gateway. Pursuant to a Convertible Loan Agreement (the "Loan Agreement"), the investment was in the form of a 10% Convertible Promissory Note. The Note bears interest at 10% per annum with interest payable quarterly. The Note matures on March 16, 2001. The Note is initially convertible at $11.02 (the "initial Conversion Price") subject to stock-splits, stock dividends, rights offering by the Company and certain combinations, capitalizations, reclassifications, extraordinary distributions and other similar events. Under the terms of the Agreement, beginning six months after the Closing Date, Gateway may demand registration of the securities underlying the Note. William C. St. Laurent and Georges C. St. Laurent, III, the Company's President and Chief Executive Officer, jointly and severally, have guaranteed $11,000,000 of the Note.

In no event shall the Company issue more than 19.9% of the then issued and outstanding shares of Common Stock of the Company, unless the Company shall obtain stockholder approval or a waiver of such requirement by the Nasdaq Stock Market. Messrs. St. Laurent have agreed to vote their shares in favor of any transaction contemplated by the Agreement, at any meeting, for the purpose of issuing in excess of 19.9% of the Company's Common Stock.

The Company also was granted an option, exercisable at the Company's election, to acquire certain exclusive territorial rights in Brazil from Gateway. For this option, the Company issued 538,284 shares of the Company's common stock to Gateway.

Gateway was also granted an option, exercisable within two years from the Closing Date, to engage in the following transactions with the Company: (i) extend an additional $40 million convertible loan to the Company on the same terms and conditions as the Note, with a conversion price equal to the lower of
(x) $11.02 per share or (y) a 20% premium over the then market value of the Company's common stock as reported on the Nasdaq Stock Market determined by taking the arithmetic average of the closing price of the Company's common stock for a period of twenty (20) trading days preceding the date on which Gateway gives notice of its intent to exercise this option and/or (ii) subject to compliance with applicable law, enter into a merger agreement whereby the Company's shareholders shall have the option to (x) exchange their shares for $14.00 per share in cash or (y) one share of a new callable putable common stock (the "New Stock"). The New Stock shall have a call provision whereby Gateway will have the right to call 100% (and not less than 100%) of the New Stock, including all vested options, which it does not already own, at a price which shall be determined by the Company's performance. The New Stock shall also have a put provision whereby the New Stock holders will have the right to put annually to Gateway 100% (and not less than 100%) of their New Stock, including all vested dilutive options and warrants, at a price which shall be determined by the Company's performance.

NOTE 18 - BUSINESS CONDITIONS

In January 1999, the Brazilian government allowed its currency, the REAL, to trade freely against other foreign currencies, which resulted in an immediate devaluation of the REAL against the U.S. Dollar. The Company's accounts receivable are denominated in the REAL while principally all of the Company's trade accounts payable and other debts are denominated in U.S. Dollars. Accordingly, with the devaluation, the Company recorded a currency transaction loss of $19,009,336 associated with Dollar-denominated monetary assets and liabilities held by the Company's Brazilian subsidiaries.

                              VITECH AMERICA, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                December 31, 1999

Furthermore, the devaluation and the resulting unfavorable business conditions in Brazil have resulted in reduced demand as well as less liquidity in the borrowing capacity among the Company's customers and in the market in general. In an effort to minimize any further effects of the currency devaluation, unfavorable business conditions and to improve the liquidity of the Company, management has taken the following actions:

         o  Indexed the pricing of its products in REAIs to the U.S. Dollar.
         o  Significantly reduced the credit terms that it extends to customers.
         o Renegotiated trade accounts payable of approximately $22 million at December 31, 1998 to terms which average 12 months.
         o  Negotiated short term financing.
         o  Modified the repayment terms of certain convertible notes.
         o  Continue to negotiate with TAC (see notes 4 and 5).
         o Completion of the consolidation of the manufacturing facilities and reduction of certain overheads in 1999 which reduces administrative expenses and inventory carrying costs.

While the Company continues to believe that the long-term growth opportunities remain for the Brazilian information technology market, it continues to evaluate the impact of the current business conditions on its operations. The ultimate resolution of these matters could have a material adverse effect on the financial condition and results of operation for future quarters.

NOTE 19 - QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table presents the unaudited quarterly financial information for the years ended December 31, 1998 and 1999:

                                                                            QUARTER ENDED
                                            -------------------------------------------------------------------------------
                                                  MARCH 31,           JUNE 30,         SEPTEMBER 30,        DECEMBER 31,
                                            ------------------- ------------------- ------------------- -------------------
1998
  Net sales                                 $       33,774,664  $       38,635,842          47,410,603  $       75,513,490
  Income from operations                             5,929,960           7,195,953          11,066,274          13,925,160
  Net income                                         3,106,500           3,924,101           4,638,840           6,192,570
  Earnings per common share - Basic                       0.26                0.32                0.36                0.42
  Earnings per common share - Diluted                     0.25                0.32                0.36                0.42
                                            ------------------- ------------------- ------------------- -------------------
1999
  Net sales                                 $       15,302,714  $       25,641,391          28,191,885  $       31,287,094
  Income from operations                               200,318           5,237,735           5,030,826           1,801,657
  Net income (loss)                               (22,722,258)             465,423             550,580             603,162
  Earnings (loss) per common
      share - Basic                                     (1.55)                0.03                0.04                0.04
  Earnings (loss) per common
      share - Diluted                                   (1.55)                0.03                0.04                0.04
                                            ------------------- ------------------- ------------------- -------------------

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                               -------------------










                                TABLE OF CONTENTS

                                            PAGE

Prospectus Summary......................      1
Risk Factors............................      4
Special Note Regarding Forward-Looking
  Statements............................      7
Use of Proceeds.........................      8
Price Range of Common Stock.............      8
Dividend Policy.........................      9
Capitalization..........................      9
Selected Consolidated Financial Data....     10
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations.................     11
Business................................     17
Management..............................     22
Certain Transactions....................     26
Principal Shareholders..................     27
Exchange Rates..........................     28
Description of Securities...............     29
Shares Eligible for Future Sale.........     31
Underwriting............................     32
Legal Matters...........................     33
Experts.................................     33
Available Information...................     33
Index to Financial Statements...........

                              -------------------







                                     [LOGO]



                                            SHARES






                                  COMMON STOCK



                                   Prospectus



                         JOSEPH CHARLES & ASSOC., INC.



                 , 2000

II.      PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

         Registration Fees - Securities and
            Exchange Commission                                  $ 7,590.12
         Filing Fee - National Association
             Securities Dealers                                  $
         Transfer Agent Fees                                     $
         Cost of Printing and Engraving                          $
         Legal Fees and Expenses                                 $
         Accounting Fees and Expenses                            $
         Blue Sky Fees and Expenses                              $
         Miscellaneous                                           $
                                                                 ---------
                  Total                                          $
                                                                 =========

* Estimated

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our articles of incorporation provide that every director and every officer of our corporation, every former director and former officer of our corporation, and every person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, and the heirs, executors, administrators, and assignors of all of the above persons shall be indemnified by us for expenses actually and necessarily incurred by him in connection with the defense of any action, suit, or proceeding to which he may be a party by reason of his being or having been a director or officer of our corporation or of such other corporation regardless of whether or not he continues to be a director or officer at the time of incurring such expenses, except with respect to matters as to which he shall be finally adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of his duty. The rights of indemnification set forth in our articles of incorporation shall not be exclusive of any other rights to which such person may be entitled by law or otherwise.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of the director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for:

         (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         (b)      deriving an improper personal benefit from a transaction;

         (c)      voting for, or assenting to, an unlawful distribution; and

         (d) willful misconduct or conscious disregard for our best interests in a proceeding by, or in the right of, us to procure a judgment in its favor or in a proceeding by, or in the right of, a shareholder. The statute does not effect the director's responsibilities under any other law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

         On June 26, 1997, we completed a private placement of a two year senior convertible note to George C. St. Laurent, Jr., the father of our chief executive officer for the principal amount of $10 million. The note accrued interest at an annual rate of 10% payable monthly and was convertible into common stock, in whole or in part, at the rate of one share of common stock for each $13.64 of principal converted. The proceeds of the note were used for the acquisition of Microtec and for general working capital purposes. On July 15, 1998, Mr. St. Laurent, Jr. converted this note into an aggregate of 755,333 shares of common stock, which included 22,000 shares of our common stock as an incentive for Mr. St. Laurent, Jr. to convert the note.

         In June 1997, some of our shareholders transferred 330,000 of their options to purchase shares of our common stock to certain members of our management. The options are exercisable at $13.64 per share, and were transferred with the same terms and conditions as originally granted.

         In July 1997, we issued 212,145 shares of our common stock in connection with our acquisition of Microtec. Each investor receiving such shares was accredited or sophisticated based on his, her or its knowledge of investments.

         On August 19, 1997, we entered into a loan agreement with Mr. St. Laurent, Jr. for a principal amount of up to $10,000,000 to be evidenced by senior convertible notes. The notes had a two year term and accrued interest at an annual rate of 10% payable monthly and were convertible into common stock, in whole or in part, at the rate of one share of common stock for each $14.64 of principal converted. On August 19, 1997, we issued the first of these notes for the principal sum of $5,000,000. On October 10, 1997, we issued the second of these notes for the principal sum of $5,000,000. The proceeds of the notes were used for general working capital purposes. We registered the sale of the shares of common stock issuable upon conversion. On July 15, 1998, Mr. St. Laurent, Jr. converted these notes into an aggregate of 703,727 shares of common stock, which included 21,497 shares as an incentive for Mr. St. Laurent, Jr. to convert the notes.

         During 1997, we granted five year options to purchase a total of 82,827 shares of our common stock at exercise prices of from $10.91 to $16.36 per share to Georges St. Laurent Jr. These options were granted in connection with consulting services performed for us. The options were issued pursuant to the provisions of our 1996 stock option plan.

         On June 15, 1998, we declared a 10% common stock dividend. The dividend was distributed on July 27, 1998 to holders of record of our common stock as of July 13, 1998.

         In November 1997, we issued 100,307 shares of our common stock in connection with our acquisition of Techshop Holdings, USA, Inc. Also in November 1997, we issued 46,155 shares of our common stock in connection with our acquisition of Recife Holdings, USA, Inc. Each investor receiving these shares was accredited or sophisticated based on their knowledge of investments.

         In March of 1999, we received loans from Georges C. St. Laurent, Jr. for the principal amount of $10.5 million in addition to the $6.7 million in loans that we had received in 1998 from Mr. St. Laurent, Jr. The $10.5 million loan bears interest at the annual rate of 10% and is payable upon demand with 90 days notice. The loan is evidenced by a promissory note and, at Mr. St. Laurent's option, can be exchanged for a convertible note should the loan not be repaid at maturity. In connection with the loan, we issued four year warrants to purchase 300,000 shares of our common stock at a purchase price of $9.25 per share. During 1999, we repaid approximately $3.6 million of such loans.

         In May 1999, we completed a private placement of a $10 million convertible debenture. The debenture is a two year 10% note convertible into our common stock at an initial conversion price of $11.00. The debenture contains a provision whereby the holder may require us to repurchase the debenture after nine months at a price equal to 112% of the principal amount and on a quarterly basis thereafter at a price adjusted accordingly. Should the holder elect to require us to repurchase the debentures, we may repay the debentures in four equal monthly payments. If we elect not to repurchase the notes, the conversion price of the debentures will be adjusted to equal 85% times the market price, as defined, at the time of conversion. We also issued 100,000 warrants to purchase shares of our common stock in connection with this financing and an additional 36,000 warrants to our placement agent. The investors were accredited and sophisticated and were provided with and had access to relevant information concerning our company. These securities were issued in reliance of Rule 506 of Regulation D and Section 4(2) of the Securities Act.

         In September 1999, we formed a strategic alliance with Gateway which resulted in a $31 million investment by Gateway. Pursuant to a convertible loan agreement, the investment was in the form of a 10% convertible promissory note. The note bears interest at 10% per annum with interest payable quarterly. The note matures on March 16, 2001. The note is initially convertible at $11.02 subject to adjustment. Under the terms of the agreement, beginning six months after the closing date, Gateway may demand registration of the securities underlying the note. William C. St. Laurent and Georges C. St. Laurent, III, our president and chief executive officer, have personally guaranteed $11,000,000 of the note.

         We were granted an option, exercisable at our election, to acquire certain exclusive territorial rights in Brazil from Gateway. For this option, we issued 538,284 shares of our common stock to Gateway.

         In January 1999, 1998 and 1997, we granted options to purchase up to 40,000, 33,000 and 22,000 shares of common stock to directors with an exercise price of $9.00, $14.09 and $8.18 per share, respectively.

         In March 2000, we entered into a $10.0 million loan agreement with Gateway for the purchase of components. The one year loan bears interest at 10% per year payable quarterly. At the option of Gateway, the principal and/or interest on the note is convertible into our common stock if not repaid by us at maturity.

         Unless otherwise indicated, securities were issued to accredited investors pursuant to Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND CONSOLIDATED FINANCIAL STATEMENT SCHEDULES.

    a. The exhibits constituting part of the Registration Statement are as follows:

Exhibits:

(1.1)    Form of Underwriting Agreement.*

(2.1) Contract for Discontinuation of Company Participations and other Agreements between Vitech America, Inc., Microtec Holding USA, Inc. and Microhold Participacoes e Empreendimentos S/C Ltda. dated July 10, 1997. (1)

(2.2) Purchase agreement between Vitech America, Inc. and Microtec Holdings USA, Inc. dated July 10, 1997. (1)

(2.3) Buy-Sell Contract between Vitech America, Inc. and Tech Shop Holdings USA, Inc. dated November 17, 1997. (2)

(2.4) Buy-Sell Contract between Vitech America, Inc. and Recife Holdings USA, Inc. dated November 18, 1997. (2)

(3.1)    Articles of Incorporation dated June 24, 1993. (3)

(3.2) Amendments to the Company's Articles of Incorporation dated November 13, 1995 and July 26, 1996. (3)

(3.3)    By-Laws of the Company. (3)

(4.1)    Form of Common Stock Certificate. (3)

(5.1) Opinion of Atlas Pearlman, P.A. concerning legality of shares being registered pursuant to this Registration Statement.*

(10.1)   Stock Option Plan. (3)

(10.5)   Option Agreements for William C. St. Laurent and Georges St. Laurent,
         III. (3)

(10.17) Securities Purchase Agreement dated October 10, 1997, by and between the Company, H.W. Partners, L.P., as Purchaser's Representative and Investor. (4)

(10.18) Form of Convertible Promissory Note dated October 10, 1997 for the Investors. (4)

(10.19) Put and Call Agreement dated October 10, 1997 between the Company and the Investors. (4)

(10.20) Registration Rights Agreement dated October 10, 1997 between the Company and the Investors. (4)

(10.21)  Form of Convertible Promissory Note dated October 10, 1997. (4)

(10.22) Master Sales and Servicing Agreement among Technology Acceptance Corp., Technology Trust S.A., Bahiatech - Bahia Tecnologia Ltda., Banco Credibanco, S.A. and Vitech America, Inc., dated April 16, 1998. (5)

(10.23) Convertible Loan Agreement between Vitech America, Inc. and Gateway Companies, Inc. dated September 19, 1999. (6)

(10.24)  Convertible Promissory Note dated September 16, 1999. (6)

(10.25)  Guaranty dated September 16, 1999. (6)

(21)     Subsidiaries of the Company. (7)

(23.1)   Consent of Independent Accountants

(23.3)   Consent of Atlas Pearlman, P.A., counsel for the
         Company, is included in an opinion filed in Exhibit 5.1.*

----------

 *       To be filed by amendment.
(1) Incorporated by reference to exhibit filed with the Company's Form 8-K dated July 10, 1997 as amended.
(2) Incorporated by reference to exhibit filed with the Company's Form 8-K dated November 17, 1997.
(3) Incorporated by reference to exhibit filed with the Company's Registration Statement on Form S-1, file #333-11505.
(4) Incorporated by reference to exhibit filed with the Company's Form 8-K dated October 10, 1997.
(5) Incorporated by reference to exhibit filed with the Company's Form 10-Q for the quarterly period ended March 31, 1998.
(6) Incorporated by reference to exhibit filed with the Company's Form 8-K dated September 16, 1999.
(7) Incorporated by reference to exhibit filed with the Company's Form 10-K for the fiscal year ended December 31, 1999.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment t this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (5) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida on this 1st day of May, 2000.

                                    VITECH AMERICA, INC.

                                    By:  /s/ WILLIAM C. ST. LAURENT
                                        ---------------------------------------
                                             William C. St. Laurent, President

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints each of William C. St. Laurent and Edward A. Kelly, severally, acting alone and without the other, his true and lawful attorney-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other exhibits therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                    TITLE                                      DATE
                ---------                                    -----                                      ----
/s/ GEORGES C. ST. LAURENT, III             Chairman of the Board of Directors                       May 1, 2000
------------------------------------------- and Chief Executive Officer (Principal
Georges C. St. Laurent, III                 Executive Officer)

/s/ WILLIAM C. ST. LAURENT                  President, Chief Operating Officer and                   May 1, 2000
------------------------------------------- Director
William C. St. Laurent

/s/ EDWARD A. KELLY                         Chief Financial Officer                                  May 1, 2000
------------------------------------------- (Principal Accounting Officer)
Edward A. Kelly

/s/ H.R. SHEPHERD
------------------------------------------- Director                                                 May 1, 2000
H.R. Shepherd

/s/ WILLIAM ROBIN BLACKHURST
------------------------------------------- Director                                                 May 1, 2000
William Robin Blackhurst

/s/ FRANCISCO SUAREZ WARDEN
------------------------------------------- Director                                                 May 1, 2000
Francisco Suarez Warden

                                    EXHIBITS

Exhibits:

(2.1) Contract for Discontinuation of Company Participations and other Agreements between Vitech America, Inc., Microtec Holding USA, Inc. and Microhold Participacoes e Empreendimentos S/C Ltda. dated July 10, 1997. (1)

(2.2) Purchase agreement between Vitech America, Inc. and Microtec Holdings USA, Inc. dated July 10, 1997. (1)

(2.3) Buy-Sell Contract between Vitech America, Inc. and Tech Shop Holdings USA, Inc. dated November 17, 1997. (2)

(2.4) Buy-Sell Contract between Vitech America, Inc. and Recife Holdings USA, Inc. dated November 18, 1997. (2)

(3.1)    Articles of Incorporation dated June 24, 1993. (3)

(3.2) Amendments to the Company's Articles of Incorporation dated November 13, 1995 and July 26, 1996. (3)

(3.3)    By-Laws of the Company. (3)

(4.1)    Form of Common Stock Certificate. (3)

(5.1) Opinion of Atlas Pearlman, P.A. concerning legality of shares being registered pursuant to this Registration Statement.*

(10.1)   Stock Option Plan. (3)

(10.5)   Option Agreements for William C. St. Laurent and Georges St. Laurent,
         III. (3)

(10.17) Securities Purchase Agreement dated October 10, 1997, by and between the Company, H.W. Partners, L.P., as Purchaser's Representative and Investor. (4)

(10.18) Form of Convertible Promissory Note dated October 10, 1997 for the Investors. (4)

(10.19) Put and Call Agreement dated October 10, 1997 between the Company and the Investors. (4)

(10.20) Registration Rights Agreement dated October 10, 1997 between the Company and the Investors. (4)

(10.21)  Form of Convertible Promissory Note dated October 10, 1997. (4)

(10.22) Master Sales and Servicing Agreement among Technology Acceptance Corp., Technology Trust S.A., Bahiatech - Bahia Tecnologia Ltda., Banco Credibanco, S.A. and Vitech America, Inc., dated April 16, 1998. (5)

(10.23) Convertible Loan Agreement between Vitech America, Inc. and Gateway Companies, Inc. dated September 19, 1999. (6)

(10.24)  Convertible Promissory Note dated September 16, 1999. (6)

(10.25)  Guaranty dated September 16, 1999. (6)

(21)     Subsidiaries of the Company. (7)

(23.1)   Consent of Independent Accountants

(23.3) Consent of Atlas Pearlman, P.A., counsel for the Company, is included in an opinion filed in Exhibit 5.1.*

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 *       To be filed by amendment.
(1) Incorporated by reference to exhibit filed with the Company's Form 8-K dated July 10, 1997 as amended.
(2) Incorporated by reference to exhibit filed with the Company's Form 8-K dated November 17, 1997.
(3) Incorporated by reference to exhibit filed with the Company's Registration Statement on Form S-1, file #333-11505.
(4) Incorporated by reference to exhibit filed with the Company's Form 8-K dated October 10, 1997.
(5) Incorporated by reference to exhibit filed with the Company's Form 10-Q for the quarterly period ended March 31, 1998.
(6) Incorporated by reference to exhibit filed with the Company's Form 8-K dated September 16, 1999.
(7) Incorporated by reference to exhibit filed with the Company's Form 10-K for the fiscal year ended December 31, 1999.


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